UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Burlington Northern Santa Fe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Burlington Northern Santa Fe Corporation (BNSF or Company) to be held on Thursday, April 23, 2009, at 8:00 a.m. Central time, at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas.

The Notice of the 2009 Annual Meeting of Shareholders, the proxy statement and the proxy card are enclosed. These materials describe the matters to be considered and voted upon at the annual meeting. Our 2008 results reflect significant increases in revenue and earnings, despite difficult economic conditions and severe weather related challenges. The diversity of BNSF’s franchise, our customer focused programs and the caliber of our people provide the strength necessary to successfully manage the railroad through the current recession and into the recovery.

Your vote is important, regardless of the number of shares you hold. If you are unable to attend the meeting in person, you may vote by telephone, via the Internet or by mailing a completed proxy card. Voting by any of these methods will ensure that your vote will be counted at the meeting. Please see the voting instructions on page 1 of the accompanying proxy statement under “How do I vote?”.

We appreciate your investment in BNSF and encourage your participation by promptly voting your proxy. I look forward to seeing you at our annual meeting.

Sincerely,

Matthew K. Rose
Chairman, President and Chief Executive
Officer

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS
BURLINGTON NORTHERN SANTA FE CORPORATION

The 2009 Annual Meeting of Shareholders of Burlington Northern Santa Fe Corporation will be held on Thursday, April 23, 2009, at 8:00 a.m. Central time, at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas, for the following purposes:

(1) to elect as Directors of the Company the 11 nominees named in the accompanying proxy statement;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009;

(3)	to vote on three shareholder proposals set forth on pages 18 through 23 of the accompanying proxy statement, if properly presented at the meeting; and

(4)	to act on such other business that is properly brought before the meeting in accordance with the Company’s By-Laws and at any adjournment or postponement of the meeting.

Shareholders of record at the close of business on February 27, 2009, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. A list of these shareholders will be kept at the offices of the Company in Fort Worth, Texas, for a period of ten days prior to and at the meeting.

Only shareholders or their proxy holders may attend the meeting. If you plan to attend the meeting, please check the appropriate box on your proxy, save the admission ticket that is attached to your proxy and present it, along with your photo identification, at the door. Otherwise, please follow the voting instructions on page 1 of the accompanying proxy statement under “How do I vote?”.

By order of the Board of Directors.

Roger Nober
Executive Vice President Law and Secretary
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830
March 16, 2009

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the annual meeting, please vote promptly. As explained on your proxy card, you may vote by toll-free telephone, via the Internet or by signing, dating and mailing your proxy card in the prepaid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2009

This proxy statement and the Company’s Annual Report for the fiscal year ended December 31, 2008 are both available at www.bnsf.com under the “Investors” link.

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BURLINGTON NORTHERN SANTA FE CORPORATION
2650 LOU MENK DRIVE
FORT WORTH, TEXAS 76131-2830

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Your Board of Directors (Board) is soliciting proxies to be voted at the 2009 Annual Meeting of Shareholders to be held on Thursday, April 23, 2009, at 8:00 a.m. Central time, at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas. Your vote is very important. For this reason, the Board is requesting that you allow your stock to be represented at the meeting by the proxies named on the enclosed proxy card. We began mailing this proxy statement and the form of proxy on or about March 16, 2009.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What items are to be voted upon at the annual meeting?

You will be voting on the following proposals:

•	to elect as Directors of the Company the 11 nominees named in this proxy statement;

•	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009;

•	to vote on three shareholders proposals set forth on pages 18 through 23, if properly presented at the meeting; and

•	to act on such other business that is properly brought before the meeting in accordance with the Company’s By-Laws and at any adjournment or postponement of the meeting.

Who is entitled to vote?

Only holders of record of the Company’s common stock at the close of business on February 27, 2009, are entitled to notice of and to vote at the annual meeting. Each share of our common stock entitles the holder to one vote. There were 339,422,440 shares of our common stock outstanding and eligible for voting at the annual meeting at the close of business on February 27, 2009.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting and wish to vote in person or change your vote, you can always cancel your proxy by voting at the meeting. If your shares are held by a bank, broker or other nominee on your behalf, that holder will send you instructions as to how to vote your shares. Many banks and brokerage firms have a process for their beneficial holders to provide voting instructions by telephone or via the Internet. If you are a registered shareholder — you hold your shares in your own name — you may vote by proxy using one of the methods described below.

Vote by Proxy Card. If you sign, date and return your proxy card by mail so that it is received before the day of the annual meeting, your shares will be voted as you direct. For each Director nominee and for the other items being submitted to a vote, you may vote “FOR,” vote “AGAINST” or abstain from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted “FOR” the election of all nominees for Director and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009 and “AGAINST” the three shareholder proposals. Your shares will be voted in our discretion as to other business that is properly brought before the meeting in accordance with the By-Laws or any adjournment or postponement of the meeting.

Vote by Telephone or via the Internet. You may also vote by telephone using the toll-free number or via the Internet using the Internet address as described on the proxy card. Your shares will be voted as you direct in the same manner as if you had marked, signed, dated and returned your proxy card, as described above. Your shares must be voted before 11:59 p.m. Eastern time on April 22, 2009, when voted by either of these methods.

May I revoke my proxy?

If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by: (i) submitting a new proxy with a later date by using the telephone or Internet voting procedures or by signing and returning a proxy card by mail to the Company; (ii) attending the annual meeting and voting in person (except for shares held through a bank, broker or other nominee of record); or (iii) sending written notice of revocation to our Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830. If you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation, you should ensure that you mail it in sufficient time for it to be received by the Company before the day of the annual meeting.

If your shares are held by a bank, broker or other nominee on your behalf, you may submit voting instructions in accordance with the process provided by your bank, broker or other nominee.

What is the required vote for each item on the proxy card?

Election of Directors. Unless the number of nominees exceeds the number of Directors to be elected, each nominee will be elected by the majority of the votes cast at any meeting for the election of Directors at which a quorum is present. A majority of the votes cast means that the number of shares voted “FOR” the nominee exceeds the number of shares voted “AGAINST” the nominee.

Any nominee who does not receive a majority of the votes cast shall offer to tender his or her resignation. The Directors and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The independent Directors of the Board must act on the Directors and Corporate Governance Committee’s recommendation within 90 days following certification of the election. Within ten days after a Board determination on the tendered resignation, the Company will make a filing with the Securities and Exchange Commission (SEC) announcing the decision and the reasons for the decision. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Directors and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. The complete details regarding this process are included in the Company’s By-Laws, which can be found at www.bnsf.com under the “Investors” link.

Ratification of Appointment of Independent Auditor. To be approved by the shareholders, the proposal to ratify the appointment of the Company’s independent auditor (independent registered public accounting firm) must receive the affirmative vote of the majority of votes cast.

Shareholder Proposals. To be approved by the shareholders, the shareholder proposals must receive the affirmative vote of the majority of votes cast.

How does the proxy voting process work?

If the proxy card is voted properly by telephone, via the Internet or by mail, the proxy will be voted in accordance with the instructions indicated by it. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

The presence in person or by proxy of at least a majority of the shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by the Company in its treasury do not count toward a quorum. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

How do abstentions and broker non-votes work?

Abstentions and broker “non-votes” have no effect on matters decided by the favorable vote of a specified percentage of shares cast. This is because abstentions and broker “non-votes” with respect to any such matter are not considered votes cast for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter.

If your shares are held by a broker on your behalf and you do not provide your broker with voting instructions, your broker will vote your shares with respect to “discretionary” items, which includes the election of Directors and the ratification of the independent registered public accounting firm. Your broker will not vote your shares with respect to “non-discretionary” items, such as the shareholder proposals, and your shares will be counted as a broker “non-vote” for those items.

Who tabulates the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How are shares held in the Company’s dividend reinvestment plan voted?

Shares held in the Company’s dividend reinvestment plan will be voted in accordance with the vote indicated by the shareholder of record on the proxy. If the proxy is properly executed and returned but no choice is indicated, both record shares and shares held in the Company’s dividend reinvestment plan will be voted in accordance with the Company’s recommendations as explained under “How do I vote? — Vote by Proxy Card” above. If a shareholder holds shares both of record and in the dividend reinvestment account and does not vote the shares held of record, the shareholder’s shares held in the dividend reinvestment account will not be voted.

How are shares held in any of the Company’s 401(k) savings plans voted?

If you are an employee participating in any of the Company’s 401(k) savings plans, your proxy card permits you to direct the trustee how to vote the number of shares allocated to your account. The trustees of the Company’s 401(k) plans also vote allocated shares of common stock for which they have not received direction in the same proportion as directed shares are voted.

How do I attend the annual meeting?

If you are a registered shareholder, simply detach the admission card from the proxy card and bring it with you to the annual meeting. If you are a beneficial owner of stock held by a bank, broker or investment plan (with your stock held in “street name”), an admission card with the form of a proxy will be sent to you by your broker or other registered holder. If you do not receive the admission card with the form of a proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of BNSF stock on February 27, 2009, the record date for voting. Because seating is limited, admission will be limited to shareholders or their proxy holders who have an admission card or other proof of ownership. You should also bring your photo identification.

We can provide reasonable assistance to help shareholders with disabilities who wish to attend the annual meeting. Please notify us of your plans to attend and describe your disability by writing to our Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, at least two weeks before the meeting.

Does the Company solicit proxies?

In addition to this mailing, the Company’s employees and agents may solicit proxies personally, electronically, telephonically or otherwise. The Company will bear the cost of its proxy solicitations. The Company will pay Georgeson Inc. a fee of $12,000, plus reimbursement for out-of-pocket expenses, to help with the solicitation of proxies. We also reimburse brokers and other nominees for expenses incurred in sending these materials to you and gathering your voting instructions.

Will the voting results be made publicly available?

We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2009, a copy of which will be posted on our website at www.bnsf.com under the “Investors” link.

ITEM 1:	ELECTION OF DIRECTORS

Annual Election

At the annual meeting, 11 Directors will be elected, each to serve on the Board for a term of one year and until his or her successor has been elected and qualified. All 11 incumbent Directors have been nominated for re-election by the Board upon the recommendation of the Directors and Corporate Governance Committee.

We will vote your shares as you specify on the enclosed proxy card or when you vote by telephone or via the Internet. If your proxy does not specify how you wish your shares to be voted, we will vote them “FOR” all the nominees listed below. We do not expect that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise.

The nominees are identified below along with certain background information. The time of service as a Director of the Company includes prior service as a Director of Burlington Northern Inc., Santa Fe Pacific Corporation and other predecessor companies of BNSF. No nominee, other than Mr. Rose, is or has been employed by or has served as an executive officer of BNSF or its subsidiaries.

Nominees for Director

Edward E. Whitacre, Jr.	Lead Director Director since 1993
Mr. Whitacre, 67, has served as the Chairman Emeritus of AT&T Inc., Dallas, Texas (communications holding company) since June 2007. He previously served as the Chairman and Chief Executive Officer of AT&T Inc., from January 1990 until he retired in June 2007. Mr. Whitacre is also a director of Exxon Mobil Corporation.

Alan L. Boeckmann	Director since 2001
Mr. Boeckmann, 60, has served as the Chairman and Chief Executive Officer of Fluor Corporation, Irving, Texas (professional services holding company offering engineering, construction management and other services) since February 2002. Mr. Boeckmann is also a director of Fluor Corporation and BHP Billiton Limited.

Donald G. Cook	Director since 2005
General Cook, 62, retired in August 2005 as Commander, Air Training and Education Command, United States Air Force, a position he had held from December 2001. Previously, General Cook served as Vice Commander, Air Combat Command, United States Air Force, from June 1999 to December 2001 and Vice Commander Air Force Space Command from August 1998 to June 1999. General Cook is also a director of Crane Corporation and Hawker Beechcraft Aircraft Company.

Vilma S. Martinez	Director since 1998
Ms. Martinez, 65, is a partner of Munger, Tolles & Olson, LLP, Los Angeles, California (law firm), a position she has held since September 1982. Ms. Martinez is also a director of Fluor Corporation.

Marc F. Racicot	Director since 2001
Mr. Racicot, 60, was the President and Chief Executive Officer of the American Insurance Association, Washington, D.C. (property-casualty insurance trade organization) from September 2005 to February 2009. Previously, he was a partner at Bracewell & Giuliani, L.L.P., Washington, D.C. (law firm) from February 2001 to August 2005; Chairman of Bush-Cheney ’04, Inc. (political organization) from July 2003 to November 2004; Chairman of Republican National Committee (political organization) from January 2002 to July 2003; and Governor of the State of Montana from 1993 to 2001. Mr. Racicot is also a director of Allied Capital Corporation and Massachusetts Mutual Life Insurance Company.

Roy S. Roberts	Director since 1993
Mr. Roberts, 69, has served as the Managing Director of Reliant Equity Investors, L.L.C., Chicago, Illinois (private equity firm) since September 2000. In April 2000, he retired from General Motors Corporation, Detroit, Michigan (manufacturer of motor vehicles), where he was Group Vice President, North American Vehicle Sales, Service and Marketing, a position he had held since July 1999. Mr. Roberts is also a director of Abbott Laboratories and Enova Systems, Inc.

Matthew K. Rose	Director since 2000
Mr. Rose, 49, has served as the Chairman, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation, Fort Worth, Texas since March 2002. He is also the Chairman, President and Chief Executive Officer of the Company’s subsidiary, BNSF Railway Company. Mr. Rose is also a director of AMR Corporation and Centex Corporation.

Marc J. Shapiro	Director since 1995
Mr. Shapiro, 61, is a consultant and non-executive chairman of Chase Bank of Texas. He retired in September 2003 as Vice Chairman for Finance, Risk Management and Administration of J.P. Morgan Chase & Co., New York, New York (bank holding company), a position he had held since 1997. He is also a director of Kimberly-Clark Corporation and The Mexico Fund, Inc. and a trustee of Weingarten Realty Investors.

J.C. Watts, Jr.	Director since 2003
Mr. Watts, 51, has served as a senior partner of Oakcrest Capital Partners, LLC, Washington, D.C. (private equity firm), since its founding in 2006, and as the Chairman of J.C. Watts Companies L.L.C./Watts Partners, Washington, D.C. (public affairs and corporate consulting business) since its founding in January 2003. Previously, Mr. Watts was a member of Congress (R-4th Dist.-Okla.) from January 1995 to January 2003, and Chairman of the House Republican Conference from 1999 to 2003.

Robert H. West	Director since 1980
Mr. West, 70, retired in July 1999 as Chairman of Butler Manufacturing Company, Kansas City, Missouri (manufacturer of pre-engineered building systems and specialty components). Previously, he served as the Chairman and Chief Executive Officer of Butler Manufacturing Company from May 1986 to January 1999 and as Chairman from January 1999 until his retirement. He is also a director of Commerce Bancshares, Inc. and Great Plains Energy, Inc.

J. Steven Whisler	Director since 1995
Mr. Whisler, 54, retired in March 2007 as the Chairman and Chief Executive Officer of Phelps Dodge Corporation, Phoenix, Arizona (mining and manufacturing company), a position he had held since November 2003. Previously, Mr. Whisler was Chairman, President and Chief Executive Officer of Phelps Dodge Corporation from May 2000 to October 2003. He is also a director of Aleris International, Inc., US Airways Group, Inc., Brunswick Corporation and International Paper Company.

The Board of Directors recommends a vote FOR all of the above nominees.

GOVERNANCE OF THE COMPANY

Role of the Board

Pursuant to Delaware General Corporation Law and the Company’s By-Laws, the business and affairs of the Company are managed by the Chief Executive Officer (CEO) under the direction of the Board and the Lead Director, as discussed below. Although the Board is responsible for establishing broad corporate policies and for the overall performance and direction of the Company, it is not involved in the Company’s day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports, including those prepared by the Company, and through discussions with the CEO and other executive officers of the Company.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (Guidelines) that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Guidelines are Director qualifications and responsibilities, Board committee responsibilities, Lead Director responsibilities, Director compensation and tenure, Director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The Directors and Corporate Governance Committee is responsible for periodically assessing and reviewing the adequacy of these Guidelines and recommending proposed changes to the Board, as appropriate. The Guidelines are available on the Company’s website at www.bnsf.com under the “Investors” link. The Company will provide a copy of the Guidelines in print, free of charge, to shareholders upon request.

Director Independence

The Directors and Corporate Governance Committee of the Board reviewed all commercial and charitable relationships that nominees for election as Directors have with BNSF and its subsidiaries and reported its findings to the Board, which found that all nominees other than Mr. Rose, Chairman, President and CEO of BNSF, were independent. In reaching this conclusion, the Directors and Corporate Governance Committee and the Board considered information furnished by each of the Directors and other available information and determined that no nominee, other than Mr. Rose, had (i) any relationship with BNSF or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a business or charitable relationship with BNSF or its subsidiaries) that would preclude a finding of independence under the specified prohibitions of the Company’s categorical independence standards or (ii) any other relationship that the Directors and Corporate Governance Committee or Board believed would impair the nominee’s independence. The categorical independence standards used by the Directors and Corporate Governance Committee are included in the Guidelines, which are available on the Company’s website as described above.

With the exception of Mr. Boeckmann, none of the other Directors has a business relationship with BNSF or its subsidiaries. Mr. Boeckmann is Chairman and Chief Executive Officer of Fluor Corporation, which made payments in the ordinary course of business aggregating less than 0.1% of Fluor Corporation’s revenues to a BNSF subsidiary for transportation services during 2008. The Directors and Corporate Governance Committee and the Board considered this relationship and determined that Mr. Boeckmann was independent.

Certain Relationships and Related Person Transactions

BNSF has adopted a written policy for the review, approval or ratification of related person transactions between the Company and Directors, nominees for Director, executive officers and beneficial owners of more than 5% of BNSF’s common stock and members of their immediate families. The Policy and Procedures Governing Related Person Transactions is available at www.bnsf.com under the “Investors” link.

BNSF’s policy requires the related person to seek approval of covered transactions at the earliest practicable time from the Directors and Corporate Governance Committee (or from the Chair of the Directors and Corporate Governance Committee for transactions less than $1,000,000). If advance approval is not feasible or not identified prior to commencement of the transaction, the transaction will be considered and, if appropriate, ratified at the next regular meeting. In seeking approval, the related person must report all known material terms and circumstances of the transaction.

Covered related person transactions generally include any financial transaction, arrangement or relationship (including an employment relationship, charitable contribution or pledge and indebtedness or guarantee of indebtedness) in which BNSF is a participant, the aggregate amount exceeds $120,000 in any calendar year and a related person described above has a direct or indirect material interest.

The policy excludes specified categories of transactions, determined by the Board not to have potential for improper benefit to a related person, including (i) transactions in the ordinary course of business that are consistent with other third party transactions and are below specified thresholds; (ii) charitable contributions below specified thresholds or where the related person is not an executive officer or Director of the non-profit entity; (iii) transactions with entities where the related person’s interest is based solely on his or her position as a non-employee Director or unpaid volunteer; (iv) transactions determined by competitive bids; and (v) transactions at rates regulated by law.

In determining whether to approve or ratify a related person transaction, the Directors and Corporate Governance Committee (or Chair, if applicable) may take into account such factors as deemed appropriate, including:

•	the extent of the related person’s interest;

•	whether the transaction would interfere with the related person’s objectivity and independence in fulfilling his or her responsibilities to BNSF;

•	whether the transaction is fair to BNSF and on terms no less favorable than generally available to an unaffiliated third party;

•	whether the transaction is in the interest of BNSF and its shareholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the BNSF Code of Conduct and other policies.

Other than the transactions disclosed on page 24, there were no related person transactions in 2008 that were required to be disclosed pursuant to SEC regulations.

Codes of Conduct and Ethics

The Company has a Code of Conduct that applies to our Directors, officers (including our CEO and senior financial officers) and salaried employees and a Code of Business Conduct and Ethics that applies to our unionized employees. Both Codes of Conduct are available at www.bnsf.com under the “Investors” link. The Company will provide copies of either Code in print, free of charge, to shareholders upon request. All amended or restated codes will be promptly posted to the Company’s website.

Lead Director

The Board has established the position of Lead Director, which is filled when the Chairman of the Board is not independent. The Board elected Edward E. Whitacre, Jr., the Chairman of the Directors and Corporate Governance Committee, as Lead Director. The Lead Director:

•	approves meeting agendas that have been prepared by the Chairman and CEO and assures that there is sufficient time for discussion of all agenda items;

•	reviews materials which will be discussed by the Board at one of its meetings (a) which are not otherwise reviewed by one of the Chairmen of the Audit, Directors and Corporate Governance or Compensation and Development Committees and (b) which require Board approval or will be reviewed at an Executive Session of non-management Directors;

•	reviews materials sent to the Board on a regular basis addressing industry news, analyst reports, management communications regarding the financial condition of the Company or addressing current issues impacting the Company, or news releases that the Company has issued on significant matters;

•	presides at all meetings of the Board at which the Chairman is not present, including Executive Sessions of non-management Directors;

•	acts as a liaison between the CEO and the independent Directors, as required; and

•	when necessary, calls meetings of the independent Directors or Executive Sessions of non-management Directors.

The non-management Directors or the Board may delegate additional duties to the Lead Director as appropriate. The Guidelines describe in more detail the Lead Director governance structure.

Identification of Director Candidates

The Guidelines and the Directors and Corporate Governance Committee’s charter give that committee responsibility for identifying and reviewing Director candidates to determine whether they qualify for and should be considered for membership on the Board.

The Directors and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of shareholders. Further, it seeks candidates who are committed to representing the long-term interests of the shareholders. The Directors and Corporate Governance Committee seeks candidates with diverse backgrounds, including diversity in age, race and gender. The Directors and Corporate Governance Committee reviews candidates with the objective of assembling a slate of Directors that can best fulfill the Company’s goals and promote the shareholders’ interests.

Members of the Board will be asked to submit recommendations when there is an opening or an anticipated opening for a Director position. The Directors and Corporate Governance Committee will also consider a candidate for Director recommended by a shareholder. For more information, please see “Communications and Other Matters — Shareholder Nomination of Directors.”

The Directors and Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates and, similarly, may use the services of outside sources or a third party to evaluate or assist in evaluating nominees brought to their attention. Should the Company use the services of a third party, it would expect to pay a fee for such services.

2008 Board Meetings and Annual Meeting

The Board met six times in 2008. Each of our Directors attended 75 percent or more of the aggregate of the Board meetings and committee meetings on which he or she sits. It is the policy of the Company to encourage each Board member to attend the annual meetings. All 11 Directors attended the 2008 annual meeting of shareholders.

Board Committees

The Board has four standing committees: Executive, Compensation and Development, Directors and Corporate Governance, and Audit. No member of any committee is presently an employee of the Company or its subsidiaries, with the exception of Mr. Rose, who serves as Chairman of the Executive Committee. The specific responsibilities of the Compensation and Development, Directors and Corporate Governance, and Audit Committees are identified in their committee charters, each of which is posted on the Company’s website at www.bnsf.com under the “Investors” link. The Company will provide a copy of any of the committee charters in print, free of charge, to shareholders upon request.

Directors serve on the following committees as indicated below:

			Compensation	Directors and Corporate
	Executive		and Development	Governance	Audit

Alan L. Boeckmann				●	●
Donald G. Cook			●
Vilma S. Martinez				●	●
Marc F. Racicot				●
Roy S. Roberts	●		● *
Matthew K. Rose	●	*
Marc J. Shapiro				●	●
J.C. Watts, Jr.			●
Robert H. West	●				●	*
J. Steven Whisler					●
Edward E. Whitacre, Jr.**	●		●	● *

*	Committee Chairman

**	Lead Director

Executive Committee. The Executive Committee, which did not meet during 2008, has all of the power and authority of the Board at times when the Board is not in session, except those powers and authorities specifically reserved by Delaware law to the full Board.

Compensation and Development Committee. The Compensation and Development Committee (Compensation Committee) held four meetings during 2008. The Board has determined that all members of the Compensation Committee are independent under the New York Stock Exchange (NYSE) corporate governance listing standards and the Guidelines. Each member also meets the definition of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the definition of a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The purpose of the Compensation Committee is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the CEO and other executive officers and with respect to equity-based compensation, incentive compensation and employee benefit plans.

The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and recommends to the independent Directors the CEO’s compensation level based on this evaluation;

•	approves the compensation of executive officers (other than the CEO);

•	adopts, amends, terminates or recommends to the Board the adoption, amendment or termination of the Company’s equity-based employee plans;

•	recommends to the Board the adoption or termination of the Company’s qualified, related non-qualified and broad-based welfare employee benefit plans or recommends to the Board any significant amendments to such plans;

•	adopts, terminates, amends or recommends to the Board the adoption, termination or amendment of other compensation plans for executive officers or related executive officer arrangements to the extent provided by the terms of such plans or arrangements or to the extent required by NYSE listing standards or applicable law;

•	assists the Board in evaluating potential candidates for executive positions and oversees the evaluation of management, executive succession planning and management development; and

•	submits an annual report stating that the Compensation Committee has reviewed the Compensation Discussion and Analysis prepared by management and discussed it with management and, based on the review and discussion, has recommended to the Board that it be included in the Company’s proxy statement.

The Compensation Committee may delegate authority and responsibility to one or more subcommittees, each comprised of one or more Directors. Any subcommittee that grants awards intended to comply with Rule 16b-3 of the Securities Exchange Act of 1934 or to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code must consist of no fewer than two members who meet the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act and the definition of “outside director” under Section 162(m) of the Internal Revenue Code.

The Compensation Committee may also delegate its authority and responsibilities to the CEO, provided that delegation may not include the authority to amend or terminate equity-based plans or incentive compensation plans for executive officers. The Compensation Committee may, however, delegate to the CEO the authority to amend qualified, related nonqualified and broad-based welfare employee benefit plans and arrangements that do not constitute “Significant Amendments.” Under the Compensation Committee’s charter, Significant Amendments are amendments that materially increase the Company’s liabilities under a benefit plan; change the design of such plans with respect to the allocation of responsibilities; discriminate in scope, terms or operation in favor of executive officers; and make changes which affect the Company’s indemnification obligations.

Compensation and Development Committee’s Compensation Consultants. In 2007, the Compensation Committee hired the consulting firm of Frederic W. Cook & Co., Inc. (Cook & Co.) as its sole compensation consultant. Cook & Co. has been engaged primarily to provide the Compensation Committee with an independent review of the compensation data and recommendations provided by the Company’s management. Cook & Co. reports directly to the Chairman of the Compensation Committee and is prohibited from undertaking projects for Company management. In performing its services for the Compensation Committee, Cook & Co. communicates directly with members of the Company’s management to support its efforts to advise the Compensation Committee.

Cook & Co.’s scope of engagement for the Compensation Committee includes reviewing and commenting on recommendations by management with respect to the Company’s executive pay program, including program changes and redesign, special awards, change in control provisions, executive contracts, executive stock ownership guidelines, promotions and retirement policies. Cook & Co. attends regular meetings of the Compensation Committee, as requested by the Chairman of the Compensation Committee, and periodically consults with the Chairman of the Compensation Committee. It also provides periodic updates to the Compensation Committee on legal, accounting and other developments and trends that affected executive compensation. Cook & Co. also helps the Compensation Committee with respect to special projects on compensation and related issues, including providing research on specific issues or practices of other companies. Finally, Cook & Co. reviews the compensation discussion and analysis included in this proxy statement.

Company’s Compensation Consultants. The Company engaged two compensation consultants in 2008. Towers Perrin, Inc. (Towers Perrin) and Hewitt Associates, LLC (Hewitt) were each used by the Company to provide executive compensation data, and Hewitt was used by the Company to provide Director compensation data. Towers Perrin and Hewitt were each also engaged by the Company to perform other work during 2008 that was not related to executive or Director compensation, such as providing general industry and railroad compensation data for non-executive positions, assisting in workforce planning forecasts, and providing actuarial services for environmental and personal injury liabilities.

Compensation and Development Committee Interlocks and Insider Participation. No interlocking relationship existed during 2008 between the Company’s Board or Compensation Committee and the board of directors or compensation committee of the board of directors of any other company.

Directors and Corporate Governance Committee. The Directors and Corporate Governance Committee held three meetings during 2008. The Board has determined that all members of the Directors and Corporate Governance Committee are independent under the NYSE corporate governance listing standards and the Guidelines.

The Directors and Corporate Governance Committee assists the Board in relation to (i) the appropriate size of the Board; (ii) Director nominations; (iii) Board independence and performance; (iv) corporate governance; and (v) Director compensation, including equity-based Director plans.

Audit Committee. The Audit Committee held six meetings during 2008. The Board has determined that all five members of the Audit Committee are financially literate and that all are independent under the NYSE corporate governance listing standards, SEC rules governing the qualifications of audit committee members, the Guidelines and the Audit Committee Charter. The Board has also determined that each of the following members of the Audit Committee qualifies as an “audit committee financial expert” as defined by SEC rules and each has accounting or related financial management expertise under the NYSE listing standards: Robert H. West, Alan L. Boeckmann, Marc J. Shapiro and J. Steven Whisler. No member of the Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee assists the Board in fulfilling its responsibilities with respect to the Company’s (i) independent auditors; (ii) audit committee report required by the SEC to be included in the Company’s proxy statement; (iii) financial statements; (iv) internal audit function; and (v) compliance with legal and regulatory requirements.

Executive Sessions of Non-Management Directors

Non-management Directors of the Board conduct executive sessions at least three times per year at regularly scheduled meetings. Executive sessions are chaired by the Lead Director.

Retirement Policy

Under the Guidelines, no individual may serve as a Director beyond the annual meeting of shareholders on or following his or her 72nd birthday. Individual Directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board to afford the Board the opportunity, through the Directors and Corporate Governance Committee, to review the appropriateness of continued Board membership under the circumstances. The Guidelines provide that when the Company’s CEO resigns or retires from that position, he or she should offer to resign from the Board at the same time. The Board will consider the merits of having a former CEO serve on the Board and will act accordingly, but no former CEO who serves on the Board will be considered an independent Director for corporate governance purposes.

DIRECTORS’ COMPENSATION

The following table summarizes the compensation of each of our non-employee Directors for the fiscal year ended December 31, 2008.

			Change in
			Pension Value
			and Nonqualified
			Deferred
	Fees Earned or	Stock Awards	Compensation	All Other
Name	Paid in Cash(1)	(2)(3)	Earnings(4)	Compensation(5)	Total

Alan L. Boeckmann	$75,500	$179,883	$2,815	—	$258,258
Donald G. Cook	$73,500	$179,883	—	$500	$253,943
Vilma S. Martinez	$73,500	$179,883	$11,134	$3,000	$267,577
Marc F. Racicot	$73,500	$179,883	$2,807	$5,000	$261,250
Roy S. Roberts	$83,500	$179,883	$21,043	$20,000	$304,486
Marc J. Shapiro	$75,500	$179,883	$12,475	$20,000	$287,918
J.C. Watts, Jr.	$73,500	$179,883	$534	—	$253,977
Robert H. West	$88,500	$179,883	$21,267	$16,000	$305,710
J. Steven Whisler	$74,500	$179,883	$9,427	—	$263,870
Edward E. Whitacre, Jr.	$108,667	$179,883	$19,299	$20,000	$327,909

(1)	Amounts disclosed in the Fees Earned or Paid in Cash column include annual retainers, supplemental annual retainers and meeting fees, including any such amounts that were deferred in accordance with the 2005 Deferred Compensation Plan for Non-Employee Directors.

(2)	Amounts disclosed in the Stock Awards column relate to restricted stock units (RSUs) granted in 2008 and in prior years. The amounts disclosed represent the Company’s 2008 compensation cost recorded in the financial statements for stock awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R). These amounts do not correspond to the actual value that will be received by the Directors. Compensation cost for stock awards is recorded ratably over the vesting period using the grant-date fair value. The RSUs granted in 2008 to the Directors had a grant-date fair value of $105.23. See footnote 14 of the Company’s financial statements in the Company’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of stock awards during 2008.

(3)	The following table shows the aggregate number of equity awards held by each Director as of December 31, 2008:

Name	Stock Options (#)	RSUs (#)

Alan L. Boeckmann	0	12,210
Donald G. Cook	0	8,394
Vilma S. Martinez	0	12,210
Marc F. Racicot	0	12,210
Roy S. Roberts	0	12,210
Marc J. Shapiro	12,000	12,210
J.C. Watts, Jr.	0	12,210
Robert H. West	0	12,210
J. Steven Whisler	0	12,210
Edward E. Whitacre, Jr.	0	12,210

The Company previously made equity grants to non-employee Directors in the form of nonqualified stock options, rather than RSUs. The options vested one year from the date of grant or earlier upon retirement, death, disability or change in control. Mr. Shapiro’s options are fully vested. Options expire ten years after grant, but no longer than one year after termination of the Director’s services.

(4)	Amounts disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate increase in the actuarial present value of the accumulated benefits under the Directors’ Retirement Plan from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2007 to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2008. Mr. Cook joined the Board after the Directors’ Retirement Plan was terminated in 2003 and is not eligible for a benefit. The change in pension value has been annualized; this was necessary because of the change in the Company’s measurement date as disclosed in the Company’s Annual Report on Form 10-K. Earnings on deferrals of compensation pursuant to the Deferred Compensation Plan for Directors and the 2005 Deferred Compensation Plan for Non-Employee Directors are not “preferential” or “above market” as defined by SEC rules and thus are not included in this table.

(5)	Amounts disclosed in the All Other Compensation column consist of Company matching contributions to charitable organizations on behalf of Directors pursuant to our matching gift program, which is available to Directors and all salaried employees.

Narrative Disclosure to 2008 Director Compensation Table

The following describes material features of the compensation disclosed in the 2008 Director Compensation table.

Annual Retainer.  Each non-employee Director receives an annual retainer of $75,000, paid in quarterly installments. The Lead Director is paid a supplemental annual retainer of $25,000. The Chairman of the Audit Committee is paid a supplemental annual retainer of $15,000, and each non-employee Director who chairs any other Board committee is paid a supplemental annual retainer of $10,000. As of March 2008, directors are no longer paid meeting fees. Directors’ expenses in connection with attending meetings are paid, and expenses for attendance by Directors’ spouses are also paid in connection with certain meetings.

Non-Employee Directors’ Stock Plan.  Under the Non-Employee Directors’ Stock Plan, each non-employee Director receives an annual grant of RSUs with a value of $180,000 (based upon the FAS 123R value of the shares) with a grant date two business days after the release of the Company’s first quarter earnings. If an individual becomes a Director after the annual meeting has occurred for the year, he or she will receive a prorated portion of the annual grant of RSUs for the portion of the year following the date on which the individual becomes a Director. RSUs vest on the date of the next annual meeting of shareholders after they are granted if the Director remains on the Board on such date. Early vesting will occur on the date of the Director’s termination of services prior to such annual meeting if the Director’s services terminate by reason of the Director’s retirement, death or disability, or on the date of a change in control, as defined in the change in control agreements described on page 51 of this proxy statement, that occurs prior to such annual meeting. Vested RSUs will be distributed as shares of unrestricted stock — one share of the Company’s common stock for each RSU — on the date the Director’s term of service ends. Shares underlying RSUs may not be voted, but holders of RSUs have the right to receive a cash payment equivalent to regular dividends with respect to their RSUs at such times and in such amounts as dividends are paid on the Company’s common stock.

Directors are encouraged to hold at least 3,000 shares of stock or stock equivalents within three years of being elected or appointed to the Board. All of our Directors currently meet this requirement.

Directors’ Retirement Plan.  The Directors’ Retirement Plan provided non-employee Directors an annual benefit following retirement if they served as a member of the Board (including service with Company predecessors) for ten consecutive years, attained the mandatory retirement age of 72 or were designated by the Directors and Corporate Governance Committee as eligible for benefits. The plan was terminated on July 17, 2003. However, individuals who were Directors on July 17, 2003, and were eligible for retirement under the Directors’ Retirement Plan on that date, will receive annual payments beginning upon their retirement of $40,000 per year, which was the amount of the annual retainer for services as a Board member at the time the plan was terminated. In addition, individuals who were members of the Board on July 17, 2003, but who were not eligible for retirement as of such date, and who have at least ten years of Board service upon their eventual retirement, will be eligible to receive a prorated annual payment under the Directors’ Retirement Plan based on the number of months that they served on the Board as of July 17, 2003. The payments under the plan will be paid in quarterly installments. Payment ceases upon an individual’s death. All Directors, other than Mr. Cook, who joined the Board in 2005, are eligible for a benefit under the Directors’ Retirement Plan.

Deferred Compensation Plan for Directors and 2005 Deferred Compensation Plan for Non-Employee Directors.  Directors may defer their annual retainers and meeting fees pursuant to the 2005 Deferred Compensation Plan for Non-Employee Directors and its predecessor plan, the Deferred Compensation Plan for Directors. Earnings on deferrals track the investment options elected by the Director, which include a Prime Rate interest account, a Company stock-equivalent (phantom stock) account, a S&P 500 index fund account and a long-term capital appreciation fund account. Other investment tracking options may be established. Directors receive, based upon their elections, distributions of their deferrals either in up to ten annual installments or as lump-sum payments after their departure from the Board. If a Director dies prior to payment of all amounts due under the plans, the balance of the amount due will be payable to the Director’s beneficiary in a lump sum.

Directors’ Charitable Award Program.  Under the Directors’ Charitable Award Program established by one of our predecessor companies, a $1,000,000 donation to an eligible educational institution designated by Mr. Whitacre will be payable upon his death. No amounts are included in the Director Compensation Table with respect to the program. In the event of a change in control of the Company, as defined in the change in control agreements described on page 51 of this proxy statement, and provided that the Board does not direct otherwise, the Company will immediately designate Mr. Whitacre’s recommended educational institution as a beneficiary in connection with the program and place all necessary funds to make the donations into a trust administered by an independent trustee. Except as to the Directors of the predecessor company to which the program applied, the program was discontinued in 1995, and therefore Mr. Whitacre is the only current Director who is eligible to participate.

Directors’ Charitable Contributions.  Pursuant to the BNSF Foundation Employee Matching Gift Program, which is available to Directors and all salaried employees of the Company, the Company matches Directors’ contributions to charitable organizations, up to $20,000 annually.

Amended and Restated Benefits Protection Trust.  The Amended and Restated Benefits Protection Trust, described on page 49 of this proxy statement, applies to the Directors’ Retirement Plan, the 2005 Deferred Compensation Plan for Non-Employee Directors and the Deferred Compensation Plan for Directors. In the event of a change in control, the Company is required to deposit in the trust an amount equal to Directors’ accrued benefits under the plans.

ITEM 2:	APPOINTMENT OF INDEPENDENT AUDITOR

Ratification of Appointment of Independent Auditor

PricewaterhouseCoopers LLP served as the independent auditor (independent registered public accounting firm) for the Company and its wholly owned subsidiary BNSF Railway Company for 2008. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

At its January 2009 meeting, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009. PricewaterhouseCoopers LLP has begun certain work related to the 2009 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, the Company is providing shareholders with the means to express their views on this issue. Although this vote cannot be binding, in the event the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

The members of the Audit Committee and the Board of Directors recommend a vote
FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009.

Independent Auditor Fees

The fees incurred by Burlington Northern Santa Fe Corporation, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the independent auditor, in 2008 and 2007 are set forth below.

	Twelve Months
	Ended
	December 31,
	2008	2007
	(in thousands)

Audit Fees	$2,507	$2,432

Tax Fees	151	101

All Other Fees	23	—

Total	$2,681	$2,533

Tax Fees. Tax fees consist of professional services for tax compliance, tax audit and tax planning for specific transactions or potential transactions of the Company.

All Other Fees. All other fees consist of professional services for a benchmarking study and a limited design review of certain aspects of an information system to be implemented in 2009.

Pre-Approval Policies and Procedures

The Audit Committee or its Chairman pre-approves all fees and services provided by the independent auditor, subject to the exceptions for non-audit services described in the Securities Exchange Act of 1934 and rules and regulations thereunder. During 2008 and 2007, all fees incurred were pre-approved.

Audit Committee Report

This report is submitted by the Audit Committee of the Board of Directors.

The Board of Directors pursues its responsibility for oversight of the Company’s financial reporting process through the Audit Committee. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent and financially literate and that all have accounting or related financial management expertise as required by the applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter adopted by the Board of Directors, as amended and restated in February 2008, a copy of which is posted on the Company’s website at www.bnsf.com under the “Investors” link. The Audit Committee and the Board of Directors annually review and assess the adequacy of the charter.

As set forth in the charter, management bears the primary responsibility for the Company’s financial statements and related disclosures, as well as the maintenance of appropriate accounting and financial reporting principles and practices, and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Audit Committee is responsible for oversight of these roles of management, as well as for the appointment, retention, compensation, evaluation and termination of the Company’s independent auditor, including pre-approval of all audit services and the fees and terms thereof. The Audit Committee is also responsible for the preparation of an audit committee report to be included in the Company’s annual proxy statement. The Audit Committee meets regularly with the independent auditor, management and the Company’s internal auditors. The independent auditor and the Company’s internal auditors have direct access to the Audit Committee, with and without the presence of management representatives, to discuss the scope and results of their work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.

In performing our oversight function, we have reviewed and discussed the audited financial statements with management and the Company’s independent auditor for 2008, PricewaterhouseCoopers LLP. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). In addition, we have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and management. We have considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with their independence.

Based on our review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

Audit Committee:
Robert H. West, Chairman
Alan L. Boeckmann
Vilma S. Martinez
Marc J. Shapiro
J. Steven Whisler

ITEM 3:	SHAREHOLDER PROPOSAL REGARDING SAY ON EXECUTIVE PAY

Emil Rossi (Proponent) has submitted a shareholder proposal for consideration at our annual meeting of shareholders. The Proponent’s address is P.O. Box 249, Boonville, California 95415-0249. The Proponent has represented to BNSF that he held 975 shares of common stock as of October 24, 2008. BNSF is not responsible for the contents of the proposal or its accuracy. If properly presented at the annual meeting of shareholders, the Board unanimously recommends a vote AGAINST the following proposal.

Shareholder Proposal

3 - Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Statement of Emil Rossi

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive pay. The results of this vote would provide the board and management with useful information about shareholder views on the company’s senior executive compensation.

Aflac submitted an Advisory Vote in its 2008 proxy resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

In the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with research firm The Corporate Library. Shareholders at Wachovia and Merrill Lynch did not support “Say on Pay” ballot proposals in 2008. These investors don’t have much of a say on anything now.

I urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote:

Shareholder Say on Executive Pay — Yes on 3

Board of Directors’ Statement in Opposition to the Shareholder Proposal

BNSF urges shareholders to vote against the proposal. As explained in greater detail below, the proposal: (1) would not allow the shareholders to provide meaningful feedback to the Board regarding the shareholders’ specific concerns with a particular compensation arrangement or practice; and (2) is unnecessary because BNSF currently has more effective procedures in place allowing shareholders to communicate their specific concerns regarding executive compensation arrangements.

Establishing executive compensation arrangements is a complicated process that requires the careful balancing of various business considerations and goals. The consideration of these various goals and objectives, and the impact different compensation programs have on these objectives, is an undertaking for which BNSF’s Board and its Compensation and Development Committee are well suited. As described in the Compensation Discussion and Analysis portion of this proxy statement, our compensation goals are intended to: (1) achieve strong business performance by emphasizing performance-based compensation; (2) align the interests of our officers with those of shareholders by rewarding executives with growth in the value of our stock and by requiring them to hold significant amounts of our stock; (3) align the interests of our executives with other employees by using a common framework for compensation and performance measures; and (4) attract and retain valuable executives by providing competitive compensation. To achieve these goals, the Board utilizes a variety of programs to create a performance-based compensation system that puts some pay at risk and provides greater rewards for strong performance by individuals and the business.

The Board and its Compensation and Development Committee carefully consider these various goals and objectives in establishing compensation arrangements. We believe that our compensation practices have helped enhance our investment performance for shareholders which, as measured by compound annual growth rate and annual returns, has significantly surpassed both the Standard & Poor’s 500 and Dow Jones transportation indices for several years. Indeed, Forbes Magazine has listed BNSF on its list of America’s 400 Best Big Companies and recognized our CEO, Matthew K. Rose, as being among the “Best-Performing Bosses.”

A simple “yes” or “no” advisory vote on the compensation reported in the Summary Compensation Table, as suggested by the proposal, would not provide the Board with any guidance as to what particular aspect of the compensation program the shareholders are concerned about or what, if anything, they would like to see the Board change. There would be no way of knowing whether a shareholder’s vote was meant to express satisfaction or dissatisfaction with the level, structure or mix of the compensation of any particular executive or group of executives or with the structure or content of the overall compensation program.

Finally, a more effective method for shareholders to communicate their concerns and suggestions directly to the Board is already in place. As discussed on page 55 under the heading “Communications with the Board,” shareholders may communicate with members of our Board, including our non-management Directors as a group, our Lead Director, the Compensation and Development Committee or any Director, by writing to BNSF. Unlike the advisory vote called for in the shareholder proposal, communicating directly with the Board will allow our shareholders the opportunity to voice any specific observations or concerns directly to the decision-makers.

The members of the Board of Directors recommend that shareholders vote AGAINST this proposal.

ITEM 4:	SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREOWNER MEETINGS

James McRitchie and Myra K. Young (Proponents) have submitted a shareholder proposal for consideration at our annual meeting of shareholders. The Proponents’ address is 9295 Yorkship Court, Elk Grove, California 95758. The Proponents have represented to BNSF that they held jointly 100 shares of common stock as of November 6, 2008. BNSF is not responsible for the contents of the proposal or its accuracy. If properly presented at the annual meeting of shareholders, the Board unanimously recommends a vote AGAINST the following proposal.

Shareholder Proposal

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of James McRitchie

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right.

This proposal topic also won from 55% to 69%-support at the following companies based on 2008 yes and no votes:

Entergy (ETR)	Emil Rossi (Sponsor)
International Business Machines (IBM)	Emil Rossi
Merck & Co. (MRK)	William Steiner
Kimberly-Clark (KMB)	Chris Rossi
CSX Corp. (CSX)	Children’s Investment Fund
Occidental Petroleum (OXY)	Emil Rossi
FirstEnergy Corp. (FE)	Chris Rossi
Marathon Oil (MRO)	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm said total actual compensation for our CEO, Matthew Rose was $36 million in 2007.
•	We had no Independent Chairman and not even a Lead Director — Independent oversight concern.
•	We had no shareholder right to cumulative voting or acting by written consent.
•	Our full Board met only 7-times in a year.
•	The chairman of our Audit Committee had 28-years director tenure — Independence concern.
•	Steven Whistler of our Audit Committee was designated a “problem director” by The Corporate Library because he was on the US Airways Board when it filed for bankruptcy.
•	Robert West, Chairman of our Audit Committee and Edward Whitacre, Chairman of our Governance Committee each had 15-years tenure — Independence concerns.

Additionally:

•	Our following directors served on boards rated “D” by the Corporate Library:

Edward Whitacre	Anheuser-Busch (BUD)
Vilma Martinez	Anheuser-Busch (BUD)
Vilma Martinez	Fluor (FLR)
Alan Boeckmann	Fluor (FLR)
Donald Cook	Crane (CR)
Marc Racicot	Allied Capital (ALD)
Roy Roberts	Abbott Laboratories (ABT)
Matthew Rose	Centex (CTX)

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings – Yes on 4

Board of Directors’ Statement in Opposition to the Shareholder Proposal

BNSF urges shareholders to vote against the proposal. The Board believes that modifying our current By-Laws to permit a relatively small minority of shareholders to call special meetings is unnecessary and could result in a counterproductive use of BNSF’s resources.

We fully recognize the importance of providing our shareholders with an effective means of making their voices heard in the governance of BNSF and ensuring that their interests are at all times protected. We believe, however, that the interests of our shareholder base as a whole are best served by adopting procedures that allow shareholders to exercise their rights in an efficient and orderly manner, without causing an undue burden on the operations and management of BNSF. In order to strike this balance for the benefit of all of our shareholders, the governing documents of BNSF presently include a number of procedures by which shareholders may participate in the governance of BNSF. For example, under our current By-Laws, a special meeting must be called by the Secretary of BNSF upon the request of the holders of not less than 25% of all issued and outstanding shares entitled to vote at the meeting. In addition, our shareholders have the ability to present proposals at our annual meetings and make director nominations, in accordance with our By-Laws or the requirements of the Exchange Act, as applicable. Shareholders also have the ability to recommend director nominees to the Directors and Corporate Governance Committee of the Board and to communicate concerns to the Board outside of the framework of the annual meeting. See “Communications with the Board” on page 55. We believe these avenues of participation in the governance of BNSF strike the appropriate balance for providing an effective voice for shareholders in an efficient and cost-effective manner.

For a company with as many shareholders as BNSF, a special meeting of shareholders is both expensive and time-consuming. BNSF must prepare the required disclosure documents and distribute the information to all shareholders. In addition, the Board and members of senior management must dedicate a significant amount of time to prepare for and conduct the meeting — time that would otherwise be spent in the operation of our business. Because of the substantial costs to all of our shareholders, we believe special meetings should be called only when the interests of a substantial number of shareholders are implicated. In contrast, the proposal effectively allows a relatively small minority of shareholders to unilaterally direct company resources and management attention to an agenda of limited import to the entire shareholder body. Furthermore, the proposal includes no limit on the number of special meetings such a small minority of shareholders could call which could significantly distract management and disrupt the conduct of our business.

The members of the Board of Directors recommend that shareholders vote AGAINST this proposal.

ITEM 5:	SHAREHOLDER PROPOSAL REGARDING REPORT ON POLITICAL CONTRIBUTIONS

New York City Employees’ Retirement System, New York City Teachers’ Retirement System, New York City Police Pension Fund, New York City Fire Department Pension Fund, and New York City Board of Education Retirement System (collectively, the Proponents) have submitted a shareholder proposal for consideration at our annual meeting of shareholders. The Proponents’ address is c/o The City of New York Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341. The Proponents have represented to BNSF that they collectively held 868,915 shares of common stock as of October 20, 2008. BNSF is not responsible for the contents of the proposal or its accuracy. If properly presented at the annual meeting of shareholders, the Board unanimously recommends a vote AGAINST the following proposal.

Shareholder Proposal

Resolved, that the shareholders of Burlington Northern Santa Fe Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Burlington Northern Santa Fe, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state and local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Burlington Northern Santa Fe contributed at least $2.5 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and the National Institute on Money in State Politics http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

BNSF urges shareholders to vote against the proposal. The Board believes most of the information sought by the proposal is substantially similar to information that is publicly available from various sources. The cost associated with providing the additional non-public information requested by the proposal outweighs any benefits the shareholders would gain from such disclosure. In addition, requiring such disclosure could place the Company at a potential competitive disadvantage.

The railway industry is facing some of the toughest legislative challenges in our history. Government decisions affect virtually every aspect of BNSF’s operations and it is essential that we participate in the political process of electing people who will shape the policies that affect our Company. Political contributions, where allowed by federal or state law, help elect candidates who share our views on the important issues affecting BNSF and its employees and help provide opportunities to share our views with government officials. Political contributions are determined by considering the candidate’s views on key issues of importance to BNSF and its employees and other factors such as whether the candidate represents part of the BNSF system, the committees on which the candidate serves, and the candidate’s voting record.

Except in very limited circumstances provided by law, corporations, including BNSF, are prohibited under federal law, and the laws of many states, from making direct or indirect contributions to candidates for office. BNSF does, however, have a political action committee, the Burlington Northern Santa Fe Corporation Political Action Committee (the “RailPAC”). All contributions made by the RailPAC are from funds voluntarily contributed by employees; BNSF itself makes no contributions to the RailPAC. BNSF does, however, provide office space and administrative services to the RailPAC, the cost of which is not material to BNSF. Information with respect to contributions made by the RailPAC in connection with federal and state elections is publicly available on the Federal Election Commission website (http://www.fec.gov/disclosure.shtml) or at the applicable state boards of election. In states where corporate contributions to candidates or political parties are permissible, such contributions are regulated and information on such contributions is publicly available.

With respect to trade associations, BNSF participates in a large variety of membership organizations whose activities benefit the Company and its shareholders. Some of these organizations may, in turn, engage in political activity. A significant proportion of the information relating to the lobbying expenditures and trade association activities is already publicly available. The Proponents’ proposal would require BNSF to compile detailed reports regarding the political activities of the various membership organizations to which it belongs, which would require significant time and expense and it is unlikely that the additional disclosure required by the proposal would provide any additional value to shareholders.

The Board believes that disclosure of additional internal guidelines and policies governing political contributions and expenditures could place BNSF at a competitive disadvantage by revealing our long-term business strategies and priorities. BNSF is involved in a number of legislative initiatives that have the potential to dramatically impact the competitive landscape for our business. Because parties with adverse interests also participate in the political process to advocate their own political agenda, placing a unilateral disclosure requirement upon BNSF could benefit adverse parties to the detriment of BNSF and its shareholders.

The members of the Board of Directors recommend that shareholders vote AGAINST this proposal.

STOCK OWNERSHIP IN THE COMPANY

Certain Beneficial Owners

The following table sets forth the name, address, stock ownership and voting power of each person or group of persons known to the Company to own beneficially more than five percent of the Company’s common stock based upon shares outstanding as of February 27, 2009.

	Shares Held and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percentage

Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131	76,777,029	(1)	22.6%

Capital Research & Management Co. 333 South Hope St. 55th Floor Los Angeles, California 90071	21,591,000	(2)	6.4%

(1)	A report on Schedule 13D/A filed on January 22, 2009, and a Form 4 filed on February 2, 2009, indicates that these shares are owned by National Indemnity Company (NICO), a subsidiary of OBH, Inc. (OBH). OBH is a subsidiary of Berkshire Hathaway Inc. (Berkshire). As OBH and Berkshire are each in the chain of ownership of NICO, each of Berkshire and OBH may be deemed presently to both beneficially own and have a pecuniary interest in all shares of BNSF common stock presently owned by NICO. Warren E. Buffett, as the controlling stockholder of Berkshire, may be deemed presently to beneficially own, but only to the extent he has a pecuniary interest in, the shares of BNSF common stock presently owned by NICO. Mr. Buffett disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(2)	A report on Schedule 13G filed on February 13, 2009, indicates that these shares are owned by Capital Research Global Investors (CRGI), a division of Capital Research Management Company, with CRGI having sole voting power over 8,372,100 shares.

Transactions with the Company. The only transactions since the beginning of 2008 between the Company and its subsidiaries and holders of five percent or more of its stock of which the Company is aware are as follows:

NetJets Inc. (NetJets) is a subsidiary of Berkshire. In 2008, we paid NetJets approximately $1,300,000 for aircraft operating costs, flight specific direct operating costs and other fees incurred in connection with our fractional share ownership of a NetJets aircraft. We also paid Executive Jet Management, Inc., a subsidiary of NetJets, approximately $5,300,000 for aircraft operations management services. MidAmerican Energy Company and Union Tank Car Company are also subsidiaries of Berkshire. In 2008, we paid MidAmerican approximately $3,800,000 for natural gas and electricity, and we paid Union Tank Car approximately $2,700,000 for railcar leasing and related services. We provide transportation services to certain subsidiaries of Berkshire, including Acme Brick Company, Johns Manville Corporation, PacificCorp and Union Tank Car Company. In 2008, we earned revenues of approximately $186,000, $3,600,000, $20,000,000 and $1,800,000, respectively, for transportation services provided to these companies. In 2008, Burlington Northern Santa Fe Insurance Company, Ltd., a wholly owned subsidiary of BNSF, entered into insurance transactions with Berkshire Hathaway International Insurance Limited, a subsidiary of Berkshire, totaling $2,100,000. All of these relationships were in place prior to Berkshire’s acquisition of BNSF common stock. Also, all of these relationships were in the ordinary course of business and below a specified threshold, and therefore within a category of transactions determined by the Board not to have potential for improper benefit to a related person under our related person transaction policy described on page 7 of this proxy statement.

Ownership of Management

The following table shows, as of February 27, 2009, the number of shares of Company common stock beneficially owned by Directors, the executive officers named in the Summary Compensation Table and all Directors and executive officers of the Company as a group, with sole voting and investment power unless otherwise indicated. No individual Director or executive officer owned more than one percent of the outstanding common stock as of that date. Directors and executive officers as a group owned approximately 0.9% of outstanding shares.

Name of Beneficial Owner	Position	Ownership

Alan L. Boeckmann (1)	Director	13,485
Donald G. Cook (1)	Director	8,414
Vilma S. Martinez (1)(2)	Director	16,106
Marc F. Racicot (1)	Director	12,210
Roy S. Roberts (1)	Director	17,755
Matthew K. Rose (3)	Chairman, President and CEO, Director	1,749,998
Marc J. Shapiro (1)	Director	31,261
J.C. Watts, Jr. (1)	Director	12,210
Robert H. West (1)	Director	16,831
J. Steven Whisler (1)(4)	Director	18,044
Edward E. Whitacre, Jr. (1)	Director	21,874
Thomas N. Hund (3)(5)	Executive Vice President and Chief Financial Officer	575,637
Carl R. Ice (3)	Executive Vice President and Chief Operations Officer	294,559
John P. Lanigan, Jr. (3)	Executive Vice President and Chief Marketing Officer	133,844
Roger Nober (3)	Executive Vice President Law and Secretary	25,467
Directors and Executive Officers as a Group (17 persons) (1)(2)(3)(4)(5)		3,014,478

(1)	The amounts reported include RSUs issued under the Non-Employee Directors’ Stock Plan as follows: each of Messrs. Boeckmann, Racicot, Roberts, Shapiro, Watts, West, Whisler and Whitacre and Ms. Martinez — 12,210; Mr. Cook — 8,394; and all non-employee Directors as a group — 118,284.

The amounts reported include shares which may be acquired through presently exercisable stock options under the Non-Employee Directors’ Stock Plan as follows: Mr. Shapiro — 12,000; and all non-employee Directors as a group — 12,000.

In addition to the shares reported, certain Directors held phantom stock units payable in cash under the 2005 Deferred Compensation Plan for Non-Employee Directors or its predecessor plan, as follows: Mr. Cook — 149; Mr. Roberts — 677; Mr. Whitacre — 2,483; Mr. Whisler — 11,805; and all non-employee Directors as a group — 15,114.

(2)	Includes 473 shares that Ms. Martinez holds through a retirement plan.

(3)	The amounts reported include shares of restricted stock and time-based RSUs held by executive officers as follows: Mr. Rose — 143,763; Mr. Hund — 20,147; Mr. Ice — 22,750; Mr. Lanigan — 6,750; Mr. Nober — 9,800; and all executive officers as a group — 214,377, and RSUs payable in stock held by executive officers pursuant to the Burlington Northern Santa Fe Senior Management Stock Deferral Plan as follows: Mr. Rose — 114,213; Mr. Hund — 14,147; and all executive officers as a group — 133,527. The amounts reported also include performance-based RSUs and performance stock that will vest within 60 days of February 27, 2009, as follows: Mr. Rose — 37,824; Mr. Hund — 7,680; Mr. Ice — 8,640; Mr. Lanigan — 8,640; and all executive officers as a group — 64,064.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 27, 2009, as follows: Mr. Rose — 1,149,291; Mr. Hund — 348,841; Mr. Ice — 203,174; Mr. Lanigan — 61,000; Mr. Nober — 15,667; and all executive officers as a group — 1,805,119.

The amounts reported include share equivalents credited under the Investment and Retirement Plan, a 401(k) plan, as follows: Mr. Rose — 1,484; and all executive officers as a group — 4,773.

(4)	Includes 4,994 shares over which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust.

(5)	Includes 100,000 shares held by two grantor retained annuity trusts of which Mr. Hund is the trustee.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material elements of the compensation of our named executive officers. Our named executive officers are Matthew K. Rose, our Chairman, President and CEO; Thomas N. Hund, our Executive Vice President and Chief Financial Officer; Carl R. Ice, our Executive Vice President and Chief Operations Officer; John P. Lanigan, Jr., our Executive Vice President and Chief Marketing Officer; and Roger Nober, our Executive Vice President Law and Secretary.

What are the objectives and principles of our named executive officers’ compensation?

Our vision for the Company is to realize the tremendous potential of the Company by providing transportation services that consistently meet our customers’ expectations, while maximizing the value of the Company for our shareholders. Our named executive officers’ compensation is designed to focus on specific annual and long-term objectives that we believe will help the Company realize its vision. The following description explains the objectives of our named executive officers’ compensation:

•	Achieving Strong Performance: Our goal is to achieve strong annual and long-term business performance that will maximize the long-term value of the Company. To that end, we emphasize performance-based compensation that provides greater rewards for stronger performance. We consider the Company to have performed well if, in addition to producing strong financial returns, we excel in the areas of customer service and safety.

•	Alignment with Shareholders: We seek to align the interests of the named executive officers with those of our shareholders by rewarding the named executive officers for long-term growth in the value of the Company’s stock and by requiring them to hold significant amounts of our equity. Accordingly, the named executive officers’ compensation and personal wealth is reduced when our stock price declines. As a result of the overall performance of the equity markets and the related performance of our stock, a substantial number of stock options held by our named executive officers are currently out of the money and the value of their other long-term equity incentive awards has significantly declined. Additionally, our named executive officers have experienced a decline in the value of their personal holdings as a result of our stock ownership requirements.

•	Alignment of Executive Goals and Workforce Goals: We seek to align the goals of the named executive officers with those of our approximately 5,700 salaried employees and approximately 9,800 of our unionized employees by using the same framework for compensation and performance measures for all groups.

•	Attracting and Retaining Valuable Employees: We believe that the compensation for our named executive officers should enable us to compete for first-rate executive talent with companies in other industries, as well as other railroads, and to retain named executive officers for a significant period after we hire them.

What are the components of our named executive officers’ compensation program and how do they reflect the objectives and principles described above?

The principal components of our named executive officers’ compensation program are base salaries, annual cash incentive compensation and long-term equity incentive compensation. We also provide named executive officers with retirement and deferred compensation programs, health benefits, limited perquisites and change-in-control and severance benefits.

In this Compensation Discussion and Analysis, we will first address a few of the significant changes we have made to the components of our named executive officers’ compensation program to reflect both the objectives and principles described above and prevalent compensation practices. Then we will provide more detail about the various components and explain their roles in implementing our objectives and principles.

What changes have recently been made to the components of the Company’s compensation program?

Over the past several years, there have been many changes in prevalent practices in executive compensation. On at least an annual basis, we review our compensation practices in light of prevalent practices. Based on our reviews, we make changes to our compensation practices when we believe that such changes would be consistent with our compensation objectives and principles.

The following is a summary of the principal changes that the Company has implemented in recent years to (i) current compensation programs and practices and (ii) historical compensation programs and practices that have been discontinued but are included in the Executive Compensation tables later in this proxy statement because certain named executive officers previously received benefits under these programs. These changes are described in more detail beginning on page 35.

Current Compensation Programs and Practices

•	Peer Group. In setting compensation of the named executive officers in 2008, we used a peer group of over 90 companies, as explained below. In setting the compensation of the named executive officers for 2009, we targeted a group of 17 companies that had similar revenues, market capitalization, assets to revenue ratios and net income margins to BNSF’s. The lists of peer group companies used to determine 2008 and 2009 compensation, respectively, are set forth in Appendix A.

•	Approval of Named Executive Officer Compensation. The Compensation Committee’s and Board’s roles in approving named executive officer compensation in 2008 are explained on page 35. For 2009 and thereafter, the total compensation of our CEO has been, and will continue to be, determined by the independent Directors of the Board, and the total compensation of the other named executive officers has been, and will continue to be, determined by the Compensation Committee.

•	Annual Incentive Compensation. In 2008, we capped bonuses payable under our annual incentive compensation plan, and we increased the award payable at the threshold level of performance under the plan.

•	Recoupment Policy. In 2008, we implemented a “clawback policy” pursuant to which the Board may recoup the compensation of certain employees in certain circumstances if our financial statements are restated.

•	Long-Term Incentive Compensation. In 2007, we increased the proportion of annual grants of performance-based stock awards and eliminated time-based stock awards from the annual grants. For the 2008 grant, the vesting of our performance-based stock awards depends on the Company’s performance over a three-year period, rather than only in the third year after grant of the awards, as was the case previously.

•	Change-in-Control Arrangements. Effective December 31, 2007, we modified our change-in-control agreements for the named executive officers to reduce the amount of cash severance payments payable and to add a cutback feature to the excise tax gross-up provision. In 2006, we modified our equity awards to provide for “double trigger,” rather than “single trigger,” vesting in the event of a change in control.

Historical Compensation Programs and Practices

•	Perquisites. Effective January 1, 2008, we ceased providing financial counseling and annual medical examination benefits to our named executive officers.

•	Stock Options. In 2005, we ceased granting stock options with a reload feature and we terminated a program pursuant to which senior managers were permitted to exchange a portion of their base salaries for stock options.

•	Deferred Compensation. In 2005, we ceased allowing deferrals of restricted stock awards and gains from the exercise of stock options.

Do we use market survey data in establishing base salaries and target incentive opportunities?

Yes. To further our objective of attracting and retaining valuable employees, we used general industry data from surveys conducted by Hewitt and Towers Perrin in setting 2008 compensation. These surveys include information about the compensation practices of a group of companies that are in a cross section of industries, excluding the financial services sector, that have revenues comparable to the Company’s revenues. Companies were considered to be comparable if their revenues were between $10 and $20 billion as our revenues in 2008 were $18 billion. This general industry peer group did not primarily consist of transportation companies because we compete for executive talent with a variety of industries. We did, however, review and take into account compensation information reported by CSX Corporation, Norfolk Southern Corporation and Union Pacific Corporation (which is included in our peer group) in their proxy disclosures and, for the positions of Chief Operations Officer and Chief Marketing Officer, data from a Towers Perrin industry survey of Class I railroads, which includes Canadian National Railway Company, Canadian Pacific Railway, CSX Corporation, Kansas City Southern Railway, Norfolk Southern Corporation and Union Pacific Corporation.

Appendix A sets forth the list of the companies that were included in the general industry peer group that we used in establishing 2008 compensation for the named executive officers. This list of companies differs from that used in establishing 2007 compensation because (i) the revenue range used for 2008 (between $10 and $20 billion) was broader than that used for 2007 (between $10 and $18 billion) to better align with BNSF’s revenues; (ii) individual companies’ revenues may have resulted in such companies’ falling into or out of range for a given year; and (iii) some companies may have participated in a survey in 2007 but not in 2008 or vice versa.

We generally establish base salaries, annual cash incentive opportunities and long-term equity incentive opportunities at levels such that, if our performance goals are met at target levels, total direct compensation for our named executive officers — base salary, annual cash incentive compensation plus long-term equity incentive compensation — would be in a range approximating the 60th percentile of the total direct compensation for comparable positions in our peer group. We target the 60th percentile to better align our compensation with the compensation provided by our direct railroad competitors, which provide somewhat higher total compensation than the companies in our peer group. In addition, the mix of our compensation, like that of our direct railroad competitors, is somewhat lower in total cash, which consists of base salary plus annual cash incentive opportunities, and somewhat higher in equity than the peer group. Furthermore, while the practice of some companies in the peer group is to grant a portion of equity-based awards that provide value regardless of stock price appreciation or performance (i.e., time-based only awards), all of the annual awards the Company granted in 2008 will provide value only if our stock price increases or certain performance targets are met. Because our higher proportion of equity and of performance-based awards results in more compensation being at risk, we think it is reasonable to target a higher percentile overall.

While we use market survey data as a guide in establishing compensation, we consider other factors as well, as described in this Compensation Discussion and Analysis. Therefore, the actual targeted total direct compensation for any individual named executive officer may deviate from the 60th percentile level of our peer group. The targeted 2008 total direct compensation of each named executive officer, other than the Chief Marketing Officer, was between 100% and 114% of the total direct compensation paid to individuals in comparable positions in the 60th percentile of our peer group. Since our Chief Marketing Officer is responsible for both the sales and marketing and the intermodal hub operations functions of our Company, there is no directly comparable position within the companies in our peer group and thus the targeted 2008 total direct compensation was 126% of the 60th percentile level for our Chief Marketing Officer when compared with other executives having only marketing responsibilities. Despite the difference in compensation between the CEO and the other named executive officers based on the difference in their responsibilities, the compensation of all the named executive officers reflects the same components and is set based on the same policies.

How are base salaries determined?

In February of each year, the Compensation Committee reviews and decides whether to adjust base salaries for the named executive officers. In setting base salaries, the Compensation Committee considers the prior year’s base salaries, relativity in pay among the named executive officers and job responsibilities, as well as the market survey data as described above. In 2008, the base salaries of the named executive officers were increased by between 3.4% and 3.6%. These increases were determined primarily based on increases among companies in our peer group and were consistent with company-wide increases in base salaries.

How is annual incentive compensation generally determined?

The Company’s annual cash incentive program, the Incentive Compensation Plan, is designed to motivate executives and to reward them for achievement of certain annual financial and operational performance objectives. We designed the plan so that the annual incentive awards granted under it would qualify as performance-based compensation and therefore be tax-deductible by the Company under Section 162(m) of the Internal Revenue Code. The Incentive Compensation Plan establishes the maximum bonus amount payable to each participant for the year, based on the achievement of an initial performance goal. If the initial performance goal is achieved, the Compensation Committee then has the discretion to reduce the bonus amounts payable based on factors determined to be appropriate, including the achievement of other performance goals, described below.

In setting target cash awards under the Incentive Compensation Plan, the Compensation Committee considers, in addition to market survey data, relativity in incentive cash awards among executive officers and job responsibilities and the prior year’s target cash awards. Since actual Incentive Compensation Plan payouts vary with Company performance, prior years’ actual Incentive Compensation Plan payouts are not used as a factor in establishing target payment levels for the current year.

In 2008, the target annual incentive compensation levels of the named executive officers remained the same as the target annual incentive compensation levels for 2007. The 2008 target annual incentive compensation levels for the named executive officers were as follows: Mr. Rose, $1,388,000; Mr. Hund, $410,000; Mr. Ice, $452,000; Mr. Lanigan, $436,000; and Mr. Nober, $275,000.

The maximum payout amounts under the Incentive Compensation Plan for 2008 were 200% of target for each named executive officer. This maximum was chosen because it represents a significant operational challenge and is in line with our overall compensation philosophy and appreciation for shareholder value.

What were the performance measures used for the Incentive Compensation Plan in 2008? Why were they chosen?

The initial performance measure that determined whether any payments would be made to the named executive officers under the Incentive Compensation Plan for 2008 was net cash provided by the Company’s operating activities. This measure was chosen because it is indicative of our ability to provide value to our shareholders through dividends and share repurchases, to reinvest in our business and to meet our ongoing debt service obligations. The goal for net cash provided by our operating activities was set at $2.1 billion, which represents a basic threshold of the Company’s financial health required to meet our long-term obligations to shareholders, customers and creditors.

Since the net cash goal for 2008 was met, the Compensation Committee then determined actual payouts for the named executive officers based on the Company’s performance against three other measures: earnings per share, velocity and safety. We chose these measures because:

•	Earnings per share (EPS) is one of the most significant measures of the Company’s performance from the viewpoint of our shareholders.

•	Velocity measures how efficiently the Company utilizes its assets. We used velocity as a measure because the higher our velocity, the more efficiently we can operate and provide reliable service to our customers. Velocity is composed of six different components, which we explain on page 30.

•	The safety measures demonstrate our concern for employee and community well-being, noting that our operations involve certain inherent dangers. We believe that by focusing on safety goals, we can reduce injuries among our customers and employees. Safety is measured based on the frequency and severity of personal injuries to our employees and the number of work hours lost due to injuries, which is a standard used by the Federal Railroad Administration.

The use of the above measures furthers our objective of aligning executive and workforce goals, since the same general framework is used to determine incentive payouts for our other salaried employees and approximately 9,800 of our unionized employees, as well as the performance-based match to our qualified defined contribution plan (which covers virtually all our salaried employees).

How are the threshold, target and maximum levels for the performance measures for the Incentive Compensation Plan chosen?

Each goal, and each component of the goals with multiple components, is assigned a weighting that determines the impact of the goal on the targeted total payment amount. The weightings are determined based on the relative importance of the goals and the goal components from the viewpoints of our management and our shareholders.

Each goal has a specific threshold and target level of performance, set at the beginning of each year. Meeting the threshold level of performance for a goal component produces an award of 25% of the target payment amount for that goal component. Threshold levels are generally set at the actual results for the prior year, as adjusted for unusual items and general market conditions, to create an incentive to at least maintain the prior year’s performance. In 2008, the velocity components of agricultural and merchandise car miles per day were adjusted to exclude certain unusual items that the Company did not anticipate to be recurring items.

Meeting the target level for a goal component produces an award of 100% of the target payment amount for that goal component. Targets are generally set at levels of performance that represent our desired levels of performance for the Company but that are also achievable, so that we can retain, motivate and reward the broad groups of employees subject to the goals. Targets for 2008 were set at levels that were 1-14% better than the threshold levels. The percentage improvement to threshold that we chose in setting the target level for each goal component was based on our desired degree of improvement in the component for 2008, and also took into account aspects of the business environment that we thought might affect our ability to achieve the desired degree of improvement.

Payment amounts corresponding to levels of performance other than threshold and target can be generally derived by linear interpolation based on the threshold and target performance levels and corresponding payment amounts. There was no maximum payment amount for the EPS goal in 2008 (other than the overall plan 200% limitation described above). For each component of the velocity goal, payment was capped at 200% of the target payment amount. The safety goal could not produce a payment of more than 200% of the target payment amount unless the threshold level for the EPS goal was met.

The Compensation Committee retains the discretion to make payments under the Incentive Compensation Plan that are greater or less than the payments the EPS, velocity and safety results would produce, subject to the overall plan maximums described above.

What were the performance results for the 2008 Incentive Compensation Plan?

For 2008, the EPS goal was weighted at 55% of the targeted total payment amount, with a target of $5.80 and actual achievement of $6.08.

The velocity goal for 2008 had an aggregate weighting of 30% of the targeted total payment amount, consisting of a 5% weighting for each of six components. Each component was measured on a quarterly basis. Following is a summary of the target and actual improvement for each of the components of velocity:

	Quarterly Target	Quarterly Actual
	Improvement or	Improvement or
	Range of Improvement	Range of Improvement
Component	Over Prior Year	Over Prior Year
Locomotive average miles per day	1.2%	0.0% to 1.9%
Agricultural car average miles per day	0.9% to 2.0%	2.5% to 13.3%
Merchandise car average miles per day	0.0% to 2.3%	0.0% to 8.6%
Coal car average miles per day	1.8%	3.0% to 6.1%
Number of days transit for an intermodal container	1.2% to 1.3%	2.1% to 6.8%
Number of days transit for an intermodal trailer	0.9%	0.0% to 4.4%

The safety goal for 2008 had an aggregate weighting of 15% of the targeted total payment amount, consisting of a 5% weighting for the personal injuries component and a 10% weighting for the lost and restricted time component. Following is a summary of the target and actual improvement for each of the components of safety:

	Target Improvement	Actual Improvement
Component	Over Prior Year	Over Prior Year
Personal injuries	9.9%	0.0%
Lost and restricted time	9.7%	0.0%

Based on the performance results described above, payments to the named executive officers under the Incentive Compensation Plan were made at 121% of the target levels for 2008. The payments under the Incentive Compensation Plan fluctuate year over year based on performance. In 2006 and 2007, the payments to the named executive officers were 163% and 44% of the target levels for such years, respectively. The dollar values of the payments made for these years are shown in the Summary Compensation Table.

What types of long-term equity incentive compensation do the named executive officers receive?

The Company provides a substantial portion of named executive officer compensation in the form of equity-based awards. Such awards serve to encourage our executives to create value for the Company over the long-term, which also aligns the interests of our named executive officers with the interests of our shareholders. The Company’s annual grants typically consist primarily of stock options, performance-based RSUs and performance stock. (As explained below, prior to 2007, we regularly granted time-based RSUs as well.) An RSU represents the right to receive a share of Company common stock at the end of a vesting period if and to the extent that certain service requirements are met and, in the case of performance-based RSUs, predetermined performance goals are achieved. Performance stock consists of additional shares of vested Company common stock that are delivered at the end of a performance-based RSU’s vesting period only if the Company’s achievement of the performance goals for the performance-based RSU exceeds the target performance level.

For 2008, the Company granted long-term incentive awards the value of which was split equally between stock options and performance-based RSUs (not including performance stock), based on the value of the awards on the date of grant. This mix is consistent with recent trends in long-term incentive compensation among Fortune 100 companies.

How do we determine the amount of long-term equity incentive compensation to grant to the named executive officers?

In determining the amount of long-term equity incentive compensation to grant, the Compensation Committee generally considers market survey data, retention goals, relativity in pay among named executive officers and job responsibilities, the grant date value of prior years’ long-term equity incentive awards, and past compensation. As discussed earlier, in 2008, the amount of long-term equity incentive compensation granted to our named executive officers was primarily set so that their targeted total direct compensation would be in a range approximating the 60th percentile of the total direct compensation for comparable positions in our peer group.

Why do we grant stock options to the named executive officers?

Stock options granted as part of our annual equity grants have an exercise price equal to the fair market value of the underlying stock on the date of grant and vest ratably over three years, thus providing value to the named executive officers only if our share price increases after the grant date and the named executive officers remain employed for a significant period of time. This serves to align their interests with our shareholders and helps us to retain these officers.

How do we determine payouts of performance-based RSUs and performance stock?

Since 2004, the Compensation Committee has established “return on invested capital” (ROIC) as the performance objective for performance-based RSUs and performance stock. ROIC is calculated by adding net income plus after-tax adjustments for interest expense on debt and accounts receivables sold and an estimate of the interest component of operating leases, and dividing the result by our average capitalization. Average capitalization is the average for the most recent preceding 13 month ends of equity, net debt, accounts receivables sold and the present value of operating leases. ROIC has been chosen as a performance measure for executive compensation because it measures our management’s ability to drive revenue improvement, growth, efficiency and prudent capital spending.

The performance-based RSUs will vest based on achievement between the threshold and target goals, and performance stock will vest based on achievement between the target and maximum goals. For the performance-based awards granted in years 2006 and 2007, achievement was or will be determined in each of the first quarters of 2009 and 2010, respectively, based on ROIC in the preceding year, and the awards will vest in April 2009 and April 2010, respectively, based on that performance. For the performance-based awards granted in 2008, achievement will be determined in the first quarter of 2011 based on the average annual ROIC during the period from 2008 through 2010, and the awards will vest in May 2011 based on that performance.

In setting the goals for ROIC, the Compensation Committee reviews the economic environment and considers any improvements the Company expects to make. For each year’s grant, a threshold, target and maximum goal for ROIC is set. In years prior to 2008, at threshold performance or below, none of the performance-based RSUs would performance-vest. For the 2008 grant, at below threshold performance none of the performance-based RSUs will vest, and at threshold performance, 25% of the performance-based RSUs will performance-vest. For all years, at target performance, all of the performance-based RSUs will performance-vest. To the extent that performance exceeds the target level, vested shares of performance stock will be granted (subject to continued employment). If performance exceeds target for performance-based RSUs granted in 2006, performance stock will be granted in an amount up to a maximum number of shares equal to the number of performance-based RSUs granted. If performance exceeds target for performance-based RSUs granted in 2007 or 2008, performance stock will be granted in an amount up to a maximum number of shares equal to one-half the number of performance-based RSUs granted.

For performance-based RSUs granted in 2006, 2007 and 2008, the threshold goal was set at a level that would lead to a high probability of achievement, based on the Company’s performance, market conditions at the time of setting the goal and anticipated changes. The target goal was set at a level that represents approximately a 10% relative improvement in ROIC above the threshold goal, and the maximum goal was set at a level that represents approximately an additional 10% relative improvement in ROIC above the target goal. The improvement needed to meet the target goal requires significantly greater performance than the performance required to meet the threshold goal. The additional improvement needed to meet the maximum goal is more difficult to achieve than the corresponding improvement required between threshold and target, and requires exceptional performance. ROIC in 2008, which determined the number of performance-based RSUs granted in 2006 that performance-vested, was higher than the target goal but less than the maximum goal. The shares that have performance-vested (which include shares of performance stock) will time-vest in April 2009, subject to continued employment.

When do we grant time-based restricted stock and RSUs to the named executive officers?

We occasionally grant time-based RSUs in special circumstances for the purpose of encouraging certain executives to remain with the Company. In 2004, Mr. Ice, and in 2008, Mr. Nober received special retention grants of restricted shares in consideration for their significant contributions to the Company and based on our determination that they were particularly marketable to other railroads and important to retain over the long-term. Messrs. Lanigan and Nober received special hiring grants of restricted stock and RSUs, respectively, so that they would more quickly have a stake in the Company’s performance and an incentive to remain employed by the Company.

What are our general practices regarding the granting of stock options and other equity-based awards?

The Company generally makes grants of equity-based compensation to our named executive officers and other senior management on an annual basis. Since 2002, the effective date of the annual grants has been two days after we announce earnings for the first fiscal quarter of the year. We use this date so that the public has time to analyze our earnings data and the market price of our stock used to set the exercise price of stock options reflects the most recently available financial information. In addition, using a grant date after our annual meeting provides for consistency across years when shareholder approval is required at an annual meeting for additional shares to be made available under our plans or other significant plan amendments.

The Compensation Committee usually also grants equity-based awards in connection with the initial hiring of a new named executive officer in order to attract the named executive officer to the Company. The Compensation Committee retains the discretion to grant additional equity-based awards to named executive officers for retention purposes or otherwise.

All option awards made to our named executive officers and our other employees are made pursuant to our 1999 Stock Incentive Plan, with an exercise price equal to the fair market value (the closing price) of our common stock on the date of grant.

Do the named executive officers have stock ownership guidelines?

Yes. One of the key objectives of our executives’ compensation is alignment of our executives’ financial interests with the long-term interests of our shareholders. We believe that this can best be achieved by ensuring that executives are shareholders and have a significant financial interest in the Company. In 2008, the CEO was expected to hold stock valued at at least five times his base salary, and each other named executive officer was expected to hold stock valued at at least three times his base salary. Each named executive officer has three years from his hire date into a position subject to stock ownership guidelines to accumulate shares equal in value to each multiple of base salary required to be held in shares, with prorated requirements applying each year. In addition to shares held outright by the named executive officer or a dependent, shares that count towards stock ownership goals include those held in the Company’s qualified defined contribution retirement plan, as well as time-based restricted stock and time-based RSUs. Shares underlying options and unvested performance-based awards are not counted for this purpose. The Compensation Committee reviews executive stock ownership program compliance annually, and all named executive officers were in compliance as of December 31, 2008.

To complement our executive stock ownership guidelines, we have implemented an insider trading policy that, in addition to preventing executives from trading Company shares based on inside information that they have learned about the Company through their positions as executives, also prevents them from engaging in securities transactions that would hedge against the risk of a decline in the Company’s stock price.

What types of retirement and deferred compensation programs do we maintain?

We maintain several retirement plans for our employees, including the named executive officers. We provide defined benefits under the Retirement Plan, a funded and tax-qualified defined benefit pension plan that provides benefits to all our salaried employees, and the Supplemental Retirement Plan, a non-tax-qualified defined benefit pension plan that generally provides benefits above the limits permitted by federal tax law for the Retirement Plan to approximately 230 of our senior managers. The Compensation Committee believes that these plans serve an important role in the retention of the named executive officers, as the benefits earned under them are based partly on number of years of service with the Company.

We provide defined contribution retirement benefits through the Investment and Retirement Plan, our 401(k) plan, a tax-qualified defined contribution plan that permits all our salaried employees, including the named executive officers, to contribute a portion of their pay to the plan on a pre-tax basis, and the Supplemental Investment and Retirement Plan, a non-tax-qualified defined contribution plan that provides benefits that cannot be provided under our 401(k) plan due to limits imposed by federal tax law to approximately 230 of our senior managers. The Company provides matching contributions under these plans, including a performance-based match based on the same measures used under the Incentive Compensation Plan. These plans encourage our employees to save their cash compensation in a manner that is relatively tax efficient. In addition, they serve as a retention tool because of the vesting requirement for matching contributions, and they further our performance goals because of the performance match. As mentioned above, the performance match also helps us accomplish our objective of aligning the named executive officers’ goals with the goals of our other employees, because it enables all our salaried employees to benefit from years with strong Company performance.

The Company has entered into individual retirement benefit agreements with Messrs. Rose and Lanigan, which will provide additional defined benefit retirement benefits to them. We provided Mr. Rose with his agreement shortly after he became CEO, because we viewed it as the most appropriate long-term retention vehicle for him at that time, given his age and compensation level. We entered into such an agreement with Mr. Lanigan to compensate him for pension benefits foregone by him when he left his previous employer.

Do we provide perquisites to the named executive officers?

The Company does not provide perquisites to our named executive officers, except for certain air travel, which fulfills particular business purposes. Mr. Rose is permitted to use aircraft owned or leased by the Company for personal travel. The Compensation Committee believes that this use is in the best interests of the Company for several reasons, including that it permits Mr. Rose to minimize his travel time and thereby allows him to spend more time on Company business and that it protects the confidentiality of his travel and the Company’s business. In addition, when Mr. Rose or other named executive officers travel on Company aircraft for business purposes, their family members may travel to or from the same destination if there is also a business purpose for the family members’ travel. In cases where the Company requires a named executive officer’s spouse or family member to attend a business function, the Company makes a gross-up payment to the named executive officer to cover any personal income tax attributed to the spouse’s or family member’s travel. To the extent that Mr. Rose’s and his family’s personal use of Company aircraft results in taxable income to him, the Company does not provide any such gross-up payments.

Do named executive officers participate in a severance plan?

Yes. Named executive officers whose employment is involuntarily terminated by the Company for reasons other than cause may be eligible to participate in the same severance plan as other salaried, non-union employees. We believe that the severance plan promotes stability and retention among our salaried employees, including the named executive officers, by ensuring them that they will have a temporary source of income in the event their employment is terminated through no fault of their own. In 2006, we undertook a comparison of the benefits payable under the severance plan relative to the benefits payable under severance plans of other Fortune 1000 companies and other railroads. As a result of that study, we set the benefits payable under the severance plan at levels that would further our goal of employee stability and retention while considering market practices. The severance benefits available under the plan were not taken into account in determining the other types of compensation for our named executive officers, and the amounts of the other types of compensation provided did not affect the levels of severance benefits we chose.

Are the named executive officers parties to change-in-control agreements?

We have entered into a change-in-control agreement with each named executive officer that provides for benefits upon certain terminations of employment within 60 days prior to or up to 24 months following a change in control of the Company. By providing an enhanced severance benefit for executives in the event of termination following a change in control, the change-in-control agreements enable the executives to focus on the best interests of our shareholders during the critical time period surrounding a potential change in control, rather than on their own future employment prospects and financial security, and serve to ensure that our most important executives will not depart the Company when their continued services are essential. This effect is enhanced by the fact that the payments under the change-in-control agreements are triggered not only upon an involuntary termination of employment but also upon a voluntary termination following certain adverse changes that an acquirer could make to the terms and conditions of a named executive officer’s employment (a termination for “good reason”). We view these adverse changes as similar to an involuntary termination.

We chose the specific change-in-control events that trigger payments under the change-in-control agreements, as well as the specific benefit levels under the agreements, in order to be consistent with prevalent market practice. These decisions were not taken into account in determining the other types of compensation for our named executive officers, and the amounts of the other types of compensation provided did not impact the change-in-control benefit levels we chose.

Do any of the other components of our named executive officers’ compensation provide benefits upon a termination of employment or a change in control?

Yes. Our long-term equity incentive awards contain vesting triggers tied to an involuntary termination of employment without cause or a voluntary termination for good reason. They also contain vesting triggers tied to a change in control of the Company. Equity awards granted in 2006 and thereafter provide for “double trigger” vesting in the event of a change in control, which requires both a change in control and an involuntary termination of employment without cause or a voluntary termination for good reason in order for awards to vest in full. We have provided for this “double trigger” vesting with respect to a change in control primarily to promote retention of our employees. Pursuant to the change-in-control agreements for the named executive officers, however, equity awards will vest immediately upon a change in control if they are not replaced by “comparable” compensation as determined by the Board. We have included change-in-control vesting features in our equity incentive plans, as well as our change-in-control agreements, because equity-based awards are held by a broader group of employees than the individuals who are parties to change-in-control agreements.

We also maintain a trust to protect our employees from certain adverse actions with respect to our benefit plans and agreements that may be taken by an acquirer following a change in control.

What were the respective roles of the Compensation Committee, the Board, the Chief Executive Officer and the Compensation Committee’s independent compensation consultant in establishing 2008 named executive officer compensation?

The Compensation Committee, the Board, the CEO and the Compensation Committee’s compensation consultant each play a significant role in establishing and reviewing our executive compensation programs. The Compensation Committee has engaged the consulting firm of Frederic W. Cook & Co., Inc. as its compensation consultant. For further information about the Compensation Committee’s compensation consultant, please see page 11.

For purposes of setting 2008 compensation of our named executive officers, the compensation consultant discussed market data and prevalent practices with the Compensation Committee and the CEO. The Compensation Committee used information provided by the consultant to establish the framework of our compensation programs. The Compensation Committee approved the annual performance goals under our Incentive Compensation Plan, subject to ratification by the Board.

Within the framework of the compensation programs approved by the Compensation Committee, and based in part on the market data provided by our consultant, the CEO recommended the levels of base salary increases for the other named executive officers, their target Incentive Compensation Plan awards and their long-term incentive grants. The CEO also recommended any changes he thought were necessary to the Company’s compensation programs. To enable the CEO to make these recommendations, he generally attended portions of the Compensation Committee meetings.

The CEO recommended to the Compensation Committee the cash and equity compensation for the other named executive officers. The cash compensation was discussed and approved by the Compensation Committee and then ratified by the Board. The equity compensation was discussed and approved by the Compensation Committee with input from the Board. The Compensation Committee’s and the Board’s compensation decisions were consistent with the CEO’s recommendations.

The Compensation Committee recommended, and the independent Directors of the Board approved, the CEO’s cash compensation, and the Compensation Committee approved his equity-based compensation, with input from the Board.

None of the named executive officers played a role in establishing his own compensation, although the Chief Financial Officer assisted the Compensation Committee in setting the performance goals for incentive cash compensation and performance-based equity awards, which impacted a broad group of employees that includes the named executive officers. The Compensation Committee and the Board met in executive session without the CEO to discuss and determine the CEO’s compensation.

How have our compensation practices changed in recent years?

As we described earlier, we have changed various components of our executive compensation program to address prevalent compensation practices. The following provides further detail about these changes.

Annual Incentive Compensation. Beginning in 2008, annual payout amounts under the Incentive Compensation Plan are capped at 200% of target levels, and meeting the threshold level of performance for a goal component under the Incentive Compensation Plan produces an award of 25%, rather than 15%, of the target payment amount.

Long-Term Incentive Compensation. Until 2007, the Company made annual grants of time-based RSUs that vested over three years, subject to continued employment, in order to encourage retention. Until 2005, we also maintained an Incentive Bonus Stock Program, pursuant to which senior managers were permitted to elect to receive restricted stock in exchange for all or a portion of their annual incentive plan awards. Beginning in 2007, we stopped granting time-based RSUs, except in special circumstances as described above, and we stopped granting shares under our Incentive Bonus Stock Program. We transitioned to performance-based RSUs and performance stock because the length of service-based vesting component of performance-based RSUs and performance stock encourages retention and the performance-based vesting component encourages a focus on our long-term financial goals.

We have terminated two compensation programs that related to stock options. Stock options granted to the named executive officers prior to February 28, 2005, generally include a reload feature designed to further the Company’s stock ownership objectives. The Company has not granted any stock options with a reload feature since that date. In addition, some named executive officers have been granted stock options under our Salary Exchange Option Program, pursuant to which certain senior managers were permitted to elect to exchange a portion of their base salaries each year for a grant of nonqualified stock options. No new elections were permitted under the program after February 28, 2005, and no exchanges have been permitted since 2007.

Beginning in 2008, the Company decided to use three-year average ROIC, rather than third-year ROIC, as the performance goal for performance-based RSUs. Three-year average ROIC reduces the impact of unusual fluctuations in the third year.

Beginning in 2008, we have decided to determine the fair market value of our common stock for purposes of setting the exercise price of stock options granted pursuant to our 1999 Stock Incentive Plan based on the closing price on the date of grant, rather than the mean between the high and low prices on the date of grant, which was our previous method.

Stock Ownership Guidelines. Prior to August 1, 2007, shares underlying unvested performance-based awards were counted for purposes of our executive stock ownership guidelines. The Company decided to stop counting shares underlying unvested performance-based awards to be consistent with prevalent market practices. As discussed earlier, named executive officers who do not hold the required value of shares are restricted from selling shares.

Deferred Compensation. Our Senior Management Stock Deferral Plan previously allowed for the deferral of restricted stock awards and gains from stock options that were exercised with previously acquired shares of Company common stock. Due to restrictions on deferred compensation under the Internal Revenue Code, the Company amended the plan to prohibit future deferrals, effective December 31, 2004.

Perquisites. Effective January 1, 2008, based on trends among other companies to limit perquisites, we ceased providing financial counseling and annual medical examination benefits to our named executive officers and we provided a one-time $13,000 adjustment to the named executive officers’ base salaries to offset the perquisites that were discontinued.

Change-in-Control Arrangements. We modified our change-in-control agreements for the named executive officers effective December 31, 2007, based on current market practices. We reduced the amount of cash severance payments from 2.99 times the sum of base salary and target annual incentive opportunity to two times this sum. Executives will also be entitled to an additional 0.5 times the sum of base salary and target annual incentive opportunity in consideration for their agreeing to certain non-competition and non-solicitation covenants for 12 months following their termination of employment. We also added a cutback feature to our excise tax gross-up provision, so that total payments will be reduced if a small reduction would result in no excise tax, and therefore no gross-up, being payable.

Prior to 2006, our equity awards provided for “single trigger” vesting in the event of a change in control, but we modified our equity awards to provide for “double trigger” vesting, as described above.

Recoupment Policy. In 2008, the Board approved a policy allowing the Board to recoup any compensation paid under our Incentive Compensation Plan and any performance-based RSUs from a leadership team member (i.e., a vice president or above) where the performance-based compensation paid was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, such member engaged in misconduct that caused the need for the material restatement, and a lower payment or lower-valued performance-based equity award would have been made to such member based upon the restated financial results.

Approval of Named Executive Officer Compensation. The Compensation Committee’s and Board’s roles in approving named executive officer compensation in 2008 are explained on page 35. For 2009 and thereafter, the total compensation of our CEO has been, and will continue to be, determined by the independent Directors of the Board, and the total compensation of the other named executive officers has been, and will continue to be, determined by the Compensation Committee.

Peer Group. In setting the compensation of the named executive officers in 2008, we used a peer group of over 90 companies, as explained on page 28. In setting the compensation of the named executive officers for 2009, we targeted a group of 17 companies that had similar revenues, market capitalization, assets to revenue ratios and net income margins to BNSF’s. The lists of peer group companies used to determine 2008 and 2009 compensation, respectively, are set forth in Appendix A.

Do we consider the tax impact of the compensation that we provide?

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to certain of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

While the tax impact of any compensation arrangement is one factor we consider, this impact is evaluated by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives. Our 1999 Stock Incentive Plan permits the grant of certain stock awards that meet the requirements of Section 162(m) and, hence, would be fully deductible. In addition, the Incentive Compensation Plan permits awards to meet the requirements of Section 162(m). However, the Compensation Committee believes there are circumstances in which the Company’s and shareholders’ interests may be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT ON 2008 EXECUTIVE COMPENSATION

This report is submitted by the Compensation and Development Committee of the Board of Directors.

The Compensation and Development Committee has reviewed the Compensation Discussion and Analysis prepared by management and discussed it with management and, based on the review and discussion, has recommended to the Board that it be included in this proxy statement.

Compensation and Development Committee:
Roy S. Roberts, Chairman
Donald G. Cook
J.C. Watts, Jr.
Edward E. Whitacre, Jr.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of each of our named executive officers for the fiscal years ended December 31, 2006, 2007 and 2008.

Consistent with their approach to total annual compensation as discussed in the Compensation Discussion and Analysis, the Board and Compensation Committee established 2008 total direct compensation targets for our CEO and other named executive officers. The amounts included in the Summary Compensation Table differ from the amounts of the targeted 2008 total direct compensation for each named executive officer because:

•	Base salaries are adjusted February 1st of each year while the Summary Compensation Table includes salaries for the calendar year.

•	Annual cash incentive compensation is approved at the target level while the Summary Compensation Table reflects the actual amount earned for 2008. As noted on page 31 in the Compensation Discussion and Analysis, the actual payouts of cash incentive compensation fluctuate year over year.

•	Annual stock and option awards granted in 2008 were valued at the full grant date value, assuming target performance is met in the case of the stock awards (as shown in the 2008 Grants of Plan-Based Awards Table on page 41), instead of the value required to be included in the Summary Compensation Table, as explained below.

•	In setting total annual compensation targets, the Compensation Committee does not consider changes in pension value or nonqualified deferred compensation earnings or other compensation, while those amounts may be included in the Summary Compensation Table.

As noted in footnote 4 below, the “Option Awards” column of the Summary Compensation Table reflects the FAS 123R compensation cost recorded by the Company during fiscal year 2008 with respect to unvested option awards held by the named executive officers in such years. Due to the decline in the market price of our common stock, all of the unvested options for the named executive officers were out of the money as of December 31, 2008.

As noted in footnote 3 below, the “Stock Awards” column of the Summary Compensation Table reflects the FAS 123R compensation cost recorded by the Company during fiscal year 2008 with respect to unvested stock awards held by the named executive officers. Due to accounting rules, we include certain compensation unrelated to 2008 performance. The compensation also reflects an estimate of future performance as of December 31, 2008. This future performance is not guaranteed and may require a reversal of the accrued compensation if we fail to achieve the estimated performance.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

Matthew K. Rose	2008	$1,183,583	$4,505,944	$7,124,591	$1,679,480	$938,622	$176,013	$15,608,233
Chairman,	2007	$1,132,083	$4,412,382	$4,113,794	$610,720	$217,504	$86,676	$10,573,159
President and Chief	2006	$1,100,000	$5,895,455	$2,635,196	$2,196,751	$1,346,995	$192,356	$13,366,753
Executive Officer
Thomas N. Hund	2008	$532,758	$964,274	$803,304	$496,100	$393,366	$49,560	$3,239,362
Executive Vice	2007	$503,375	$931,442	$1,042,007	$180,400	$21,469	$37,188	$2,715,881
President and Chief	2006	$485,925	$1,181,193	$1,113,443	$648,740	$356,723	$67,348	$3,853,372
Financial Officer
Carl R. Ice	2008	$584,092	$1,178,793	$931,561	$546,920	$402,808	$56,151	$3,700,325
Executive Vice	2007	$552,742	$970,120	$1,068,821	$198,880	$0	$44,194	$2,834,757
President and Chief	2006	$533,650	$1,234,055	$1,346,248	$715,570	$374,513	$68,966	$4,273,002
Operations Officer
John P. Lanigan, Jr.	2008	$561,417	$1,201,598	$881,052	$527,560	$161,796	$36,447	$3,369,870
Executive Vice	2007	$531,500	$1,295,952	$642,807	$191,840	$0	$55,396	$2,717,495
President and Chief	2006	$513,125	$1,552,367	$451,876	$689,490	$58,291	$63,558	$3,328,707
Marketing Officer
Roger Nober	2008	$425,208	$409,420	$349,094	$332,750	$56,140	$21,035	$1,593,647
Executive Vice	2007	$400,000	$251,160	$123,810	$121,000	$— (1)	$165,591	$1,061,561
President Law and Secretary

(1)	Mr. Nober was hired on January 1, 2007, and did not participate in the Retirement Plan or the Supplemental Retirement Plan in 2007.

(2)	Under the Company’s Salary Exchange Option Program, named executive officers were permitted to elect to exchange a portion of their base salaries each year for stock options. No stock options were granted under this program since 2005 and no salary exchanges were permitted after 2007. Amounts of 2006 and 2007 salaries that were exchanged for stock options are included in the Salary column for such years. The values of the stock options obtained thereby are also included in the Option Awards column, to the extent recognized as compensation cost in the relevant years.

(3)	Amounts disclosed in the Stock Awards column relate to restricted stock, RSUs and performance stock granted in 2008 and in prior years. The amounts disclosed represent the Company’s 2006, 2007 and 2008 compensation cost recorded in the financial statements for stock awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R). These amounts do not correspond to the actual value that will be received by the named executive officers. Compensation cost for stock awards is recorded ratably over the vesting period using the grant-date fair value. In addition, compensation cost for performance-based awards is evaluated at the end of each reporting period and may be adjusted for changes in performance. See footnote 14 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of stock awards during 2006, 2007 or 2008.

(4)	Amounts disclosed in the Option Awards column relate to stock options granted in 2008 and in prior years. The amounts disclosed represent the Company’s 2006, 2007 and 2008 compensation cost recorded in the financial statements for option awards in accordance with FAS 123R. These amounts do not correspond to the actual value that will be received by the named executive officers. Compensation cost for option awards is recorded ratably over the vesting period using the grant-date fair value as determined by the Black-Scholes Option Pricing model. See footnote 14 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of option awards during 2006, 2007 or 2008.

(5)	Amounts disclosed in the Non-Equity Incentive Plan Compensation column represent the amounts earned in 2006, 2007 or 2008, as applicable, pursuant to the annual Incentive Compensation Plan. Awards under the Incentive Compensation Plan are paid in the year following the year in which they are earned, but are included in the Summary Compensation Table in the year in which they are earned.

(6)	Amounts disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2006, 2007 and 2008 represent the aggregate increase in the actuarial present value of the accumulated benefits under all the Company’s defined benefit pension plans from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2005, 2006 or 2007, respectively, to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2006, 2007 or 2008, respectively. In 2007, for Messrs. Ice and Lanigan, there were aggregate decreases of $17,844 and $21,587, respectively, due to discount rate changes, so $0 is shown in the applicable columns. The change in pension value for 2008 has been annualized; this was necessary because of the change in the Company’s measurement date as disclosed in the Company’s Annual Report on Form 10-K. For Mr. Rose, the amounts in the column also include $166 of deferred compensation earnings for 2006, $242 of deferred compensation earnings for 2007 and $1,606 of deferred compensation earnings for 2008. Earnings on deferrals of compensation pursuant to the Senior Management Stock Deferral Plan and the Supplemental Investment and Retirement Plan are not “preferential” or “above-market” as defined by SEC rules and thus are not included in this table, except for a sub-account for Mr. Rose in the Supplemental Investment and Retirement Plan, which earned $166 above 120% of the applicable 2006 long-term federal rate with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code) at 6.151% in 2006, $242 above 120% of the applicable 2007 long-term federal rate with compounding at 6.147% in 2007, and $1,606 above 120% of the applicable 2008 long-term federal rate with compounding at 6.617% in 2008.

(7)	The following table describes each component of the All Other Compensation column for the fiscal year ended December 31, 2008:

			Company
			Contributions
			to
			Defined
	Perquisites and Other	Tax	Contribution
Name	Personal Benefits(a)	Reimbursements(b)	Plans(c)	Total

Matthew K. Rose	$35,524	$2,708	$137,781	$176,013
Thomas N. Hund	—	$760	$48,800	$49,560
Carl R. Ice	—	$1,467	$54,684	$56,151
John P. Lanigan, Jr.	—	$353	$36,094	$36,447
Roger Nober	—	$680	$20,355	$21,035

(a)	The amount in this column represents the value of Mr. Rose’s and his family members’ personal travel on Company aircraft and the incremental value of his family members’ travel on Company aircraft during business trips. The value of the use of Company-owned or leased aircraft included in the table is calculated based on the incremental operating costs to the Company, such as fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, any lease costs of the Company aircraft and the cost of maintenance not related to trips, are excluded. Expenses for family members’ travel include additional incremental expenses associated with such travel that are paid or reimbursed by the Company.

(b)	The amounts in this column represent payments made to the named executive officers to cover any taxes on their income attributed to their family members’ travel on corporate aircraft for business purposes. To the extent that Mr. Rose’s and his family’s personal use of Company aircraft results in taxable income to him, the Company does not provide any such gross-up payments.

(c)	The amounts in this column represent Company matching contributions to the Investment and Retirement (401(k)) Plan and the Supplemental Investment and Retirement Plan.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

During fiscal year 2008 the named executive officers received several types of plan-based awards, as shown in the table below.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise or	Grant Date
									Number of	Number of	Base Price	Fair Value
	Grant	Date of	Estimated Possible Payouts Under Non-			Estimated Future Payouts Under Equity			Shares of	Securities	of Option	of Stock
	Date	Committee	Equity Incentive Plan Awards(3)			Incentive Plan Awards(4)			Stock or	Underlying	Awards	and Option
Name	(1)	Action(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Share)	Awards ($)(5)

Matthew K. Rose
Incentive Compensation Plan			347,000	1,388,000	2,776,000
Stock Options	5/1/2008	2/12/2008								191,980	105.23	4,574,883
	*6/10/2008	4/18/2002								59,607	111.56	990,072
	*6/10/2008	4/16/2003								74,319	111.56	1,442,532
Performance-based RSUs	5/1/2008	2/12/2008				10,870	43,480	65,220				4,575,400
Total												11,582,887
Thomas N. Hund
Incentive Compensation Plan			102,500	410,000	820,000
Stock Options	5/1/2008	2/12/2008								46,160	105.23	1,099,993
Performance-based RSUs	5/1/2008	2/12/2008				2,613	10,450	15,675				1,099,654
Total												2,199,647
Carl R. Ice
Incentive Compensation Plan			113,000	452,000	904,000
Stock Options	5/1/2008	2/12/2008								53,500	105.23	1,274,905
Performance-based RSUs	5/1/2008	2/12/2008				3,030	12,120	18,180				1,275,388
Total												2,550,293
John P. Lanigan, Jr.
Incentive Compensation Plan			109,000	436,000	872,000
Stock Options	5/1/2008	2/12/2008								50,360	105.23	1,200,079
Performance-based RSUs	5/1/2008	2/12/2008				2,850	11,400	17,100				1,199,622
Total												2,399,701
Roger Nober
Incentive Compensation Plan			68,750	275,000	550,000
Stock Options	5/1/2008	2/12/2008								31,470	105.23	749,930
Performance-based RSUs	5/1/2008	2/12/2008				1,783	7,130	10,695				750,290
Time-based RSUs	5/2/2008	2/12/2008							4,800			500,352
Total												2,000,572

(1)	This column reflects the date grants were deemed to be made for purposes of FAS 123R. Reload option grants are marked with an asterisk.

(2)	This column reflects the date grants were approved by the Compensation Committee. With respect to reload options, the date of Committee action is the date that the Compensation Committee granted the original option that had the reload feature.

(3)	These columns consist of awards made under the Incentive Compensation Plan for the 2008 fiscal year. The Threshold column represents the minimum amount payable when threshold performance is met. The Target column represents the amount payable if the specified performance targets are reached. The Maximum column represents the maximum amount payable under the plan. The actual awards earned with respect to the 2006, 2007 and 2008 fiscal years under the Incentive Compensation Plan are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	These columns consist of performance-based RSUs granted for the 2008-2010 performance cycle. The Threshold column represents the minimum number of RSUs greater than zero that can vest under the plan. The Target column represents the number of RSUs that will vest if the target ROIC goal is reached. The Maximum column represents the maximum number of shares that will vest with respect to each grant, which consists of the sum of the total number of RSUs granted and a number of shares of performance stock equal to one-half the number of RSUs granted.

(5)	This column represents the grant date fair value determined in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. See footnotes 3 and 4 to the Summary Compensation Table for a discussion of the fair value calculation for options and RSUs.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND 2008 GRANTS OF
PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the 2008 Grants of Plan-Based Awards Table.

Incentive Compensation Plan. Both tables show awards under the Incentive Compensation Plan, which provides annual performance-based cash awards. See the Compensation Discussion and Analysis for further details on the Incentive Compensation Plan.

Stock Options. Stock options shown in the tables include regular annual grants, which vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment, and remain outstanding for ten years. They also include options granted pursuant to a reload feature of options granted in prior years. Named executive officers who exercise options granted prior to February 28, 2005, using previously acquired shares of the Company’s common stock, are entitled to a grant of new options for a number of shares equal to the number of shares paid in the exercise. Reload options vest in full on the six-month anniversary of the grant date, subject to continued employment, and expire under the terms of the original option grant. Stock options, including reload options, have an exercise price equal to the closing price on the date of grant, if granted in 2008, and the mean between the high and low quoted sales prices on the date of grant, if granted prior to 2008. The Summary Compensation Table also reflects options granted in previous years under the Salary Exchange Option Program, as described in footnote 2 to the Summary Compensation Table, as well as reload options granted with respect to such Salary Exchange Option Program options.

Time-based Restricted Stock and RSUs. The Summary Compensation Table includes the values of regular grants of time-based restricted shares and RSUs made in prior years that remain outstanding. The table also includes restricted stock granted in exchange for non-equity incentive plan awards under our former Incentive Bonus Stock Program. Both types of grants vest in full on the third anniversary of the grant date, subject to continued employment. In addition, the Summary Compensation Table and the Grants of Plan-Based Awards Table include certain special grants of restricted stock and RSUs. Mr. Ice received a special retention grant of 16,000 time-based restricted shares on April 29, 2004. Mr. Lanigan received a special hiring grant of 25,000 time-based restricted shares on January 15, 2003. Mr. Nober received a special hiring grant of 5,000 time-based RSUs on January 2, 2007, and a special retention grant of 4,800 time-based RSUs on May 2, 2008. Mr. Lanigan’s shares are fully vested, and Mr. Ice’s and Mr. Nober’s shares will vest in full on the fifth anniversary of their respective grant dates, subject to continued employment.

Performance-based RSUs and Performance Stock. The equity incentive plan awards described in the tables consist of performance-based RSUs and performance stock, as described in the Compensation Discussion and Analysis. Shares underlying performance-based RSUs may not be voted, but holders of performance-based RSUs have the right to receive a cash payment equivalent to regular dividends with respect to their performance-based RSUs at such times and in such amounts as dividends are paid on the Company’s common stock and, at the end of the vesting period, a cash payment equivalent to any extraordinary dividends paid during the vesting period. Shares of performance stock may not be voted until the performance stock is delivered at the end of the vesting period, and cash payments equivalent to dividends with respect to the right to receive performance stock are not paid until after the performance stock is delivered at the end of the vesting period.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information on the named executive officers’ outstanding equity awards as of December 31, 2008.

	Option Awards(1)					Stock Awards(2)
									Equity Incentive Plan
									Awards
							Number			Market or
							of		Number of	Payout
							Shares	Market	Unearned	Value of
							or Units	Value of	Shares,	Unearned
							of Stock	Shares or	Units or	Shares,
		Number of Securities					That	Units of	Other	Units or
		Underlying Unexercised		Option		Stock	Have	Stock That	Rights That	Other Rights
		Options		Exercise	Option	Award	Not	Have Not	Have Not	That Have
	Option	Exercisable	Unexercisable	Price	Expiration	Grant	Vested	Vested	Vested	Not Vested
Name	Grant Date	(#)	(#)	($/Share)	Date	Date	(#)(3)	($)(4)	(#)(5)	($)(6)

Matthew K. Rose	4/25/2001	3,441	0	29.04	4/25/2011	4/27/2006	67,374	5,100,886
	4/25/2002	3,629	0	27.55	4/25/2012	4/26/2007			88,950	6,734,405
	4/24/2003	3,573	0	27.97	4/24/2013	5/1/2008			65,220	4,937,806
	4/29/2004	3,054	0	32.72	4/29/2014
	4/29/2004	312,946	0	32.72	4/29/2014
	*8/23/2004	10,441	0	35.03	1/1/2010
	*4/8/2005	7,882	0	52.62	1/1/2010
	5/2/2005	2,031	0	49.21	5/2/2015
	5/2/2005	215,769	0	49.21	5/2/2015
	*10/28/2005	24,079	0	59.89	1/12/2010
	4/27/2006	830	415	80.17	4/27/2016
	4/27/2006	109,304	54,651	80.17	4/27/2016
	*10/30/2006	32,852	0	77.61	5/21/2009
	4/26/2007	52,734	105,466	88.77	4/26/2017
	*5/1/2007	10,415	0	87.36	5/21/2009
	*5/1/2007	34,335	0	87.36	4/25/2011
	*12/7/2007	1,135	0	88.03	1/20/2009
	*12/7/2007	80,251	0	88.03	4/25/2011
	5/1/2008	0	191,980	105.23	5/1/2018
	*6/10/2008	59,607	0	111.56	4/25/2012
	*6/10/2008	74,319	0	111.56	4/24/2013
Thomas N. Hund	1/1/2003	53,100	0	26.20	1/1/2013	4/27/2006	13,680	1,035,713
	4/24/2003	42,827	0	27.97	4/24/2013	4/26/2007			19,800	1,499,058
	4/29/2004	3,054	0	32.72	4/29/2014	5/1/2008			15,675	1,186,754
	4/29/2004	44,746	0	32.72	4/29/2014
	1/1/2005	61,200	0	47.18	1/1/2015
	5/2/2005	2,031	0	49.21	5/2/2015
	5/2/2005	36,269	0	49.21	5/2/2015
	*1/26/2006	1,311	0	76.21	4/25/2011
	*1/26/2006	28,603	0	76.21	4/25/2011
	4/27/2006	830	415	80.17	4/27/2016
	4/27/2006	20,504	10,251	80.17	4/27/2016
	*2/20/2007	1,210	0	82.55	4/24/2013
	*2/20/2007	1,211	0	82.55	4/25/2012
	*2/20/2007	17,812	0	82.55	4/25/2012
	4/26/2007	11,734	23,466	88.77	4/26/2017
	5/1/2008	0	46,160	105.23	5/1/2018
Carl R. Ice	*12/11/2003	1,067	0	31.23	4/25/2012	4/29/2004	16,000	1,211,360
	*12/11/2003	2,133	0	31.23	4/25/2011	4/27/2006	15,390	1,165,177
	*12/13/2004	724	0	45.95	4/25/2011	4/26/2007			23,100	1,748,901
	5/2/2005	1,354	0	49.21	5/2/2015	5/1/2008			18,180	1,376,408
	5/2/2005	41,769	0	49.21	5/2/2015
	*9/6/2005	8,722	0	54.08	1/1/2013
	*9/6/2005	37,890	0	54.08	4/25/2012
	*3/6/2006	2,997	0	78.66	1/1/2013
	4/27/2006	830	415	80.17	4/27/2016
	4/27/2006	23,837	11,918	80.17	4/27/2016
	*5/1/2006	1,251	0	79.88	4/24/2013
	*5/1/2006	18,953	0	79.88	4/24/2013
	4/26/2007	13,700	27,400	88.77	4/26/2017
	*4/30/2007	1,126	0	88.69	4/29/2014
	*4/30/2007	20,788	0	88.69	4/29/2014
	5/1/2008	0	53,500	105.23	5/1/2018
John P. Lanigan, Jr.	4/27/2006	830	415	80.17	4/27/2016	2/16/2006	6,461	489,162
	4/27/2006	22,504	11,251	80.17	4/27/2016	4/27/2006	15,390	1,165,177
	4/26/2007	13,000	26,000	88.77	4/26/2017	4/26/2007			21,900	1,658,049
	5/1/2008	0	50,360	105.23	5/1/2018	5/1/2008			17,100	1,294,641
Roger Nober	4/26/2007	7,834	15,666	88.77	4/26/2017	1/2/2007	5,000	378,550
	5/1/2008	0	31,470	105.23	5/1/2018	4/26/2007			13,200	999,372
						5/1/2008			10,695	809,718
						5/2/2008	4,800	363,408

(1)	Each of the options shown in the table, other than reload options (which are marked with an asterisk), vests in three equal installments on the first three anniversaries of the grant date, subject to continued employment. Reload options vest in full on the six-month anniversary of the grant date, subject to continued employment.

(2)	Each of the time-based restricted stock and RSU awards shown in the table vests in full on the third anniversary of the grant date, subject to continued employment, except that the awards granted to Mr. Ice on April 29, 2004, and Mr. Nober on January 2, 2007 and May 2, 2008, vest in full on the fifth anniversary of their respective grant dates, subject to continued employment. Each of the performance-based RSU awards shown in the table vests in full on the third anniversary of the grant date, subject to continued employment and achievement of the applicable performance goals.

(3)	In addition to awards that were initially granted as time-based restricted stock and time-based RSUs, this column also includes awards initially granted as performance-based RSUs that have become time-based RSUs because they are no longer subject to a performance condition, and performance stock that is no longer subject to a performance condition. Although these awards will not time-vest until April 2009, the applicable performance conditions were determined to be satisfied in February 2009 based on 2008 ROIC. The numbers of shares listed in the table with respect to these awards are the actual numbers that will be paid to the named executive officers in 2009 (assuming they remain employed until the vesting date).

(4)	This column represents the market value of the restricted shares, RSUs and performance stock disclosed in the previous column based on the closing price of the Company’s common stock on December 31, 2008, which was $75.71.

(5)	This column represents performance-based RSUs and performance stock that will vest if and to the extent predetermined performance objectives tied to ROIC are achieved. The amounts disclosed represent the maximum amounts of RSUs and performance stock that will vest for each named executive officer.

(6)	This column represents the market value of the performance-based RSUs and performance stock disclosed in the previous column, based on the closing price of the Company’s common stock on December 31, 2008, which was $75.71.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The table below sets forth certain information concerning stock option exercises during the 2008 fiscal year and restricted stock, RSU and performance stock vesting during the 2008 fiscal year for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value Realized	Shares	Realized
	Acquired	on	Acquired on	on Vesting
Name	on Exercise (#)	Exercise ($)(1)	Vesting (#)	($)(2)

Matthew K. Rose	537,798	45,055,911	213,408	20,527,366
Thomas N. Hund	123,244	7,628,154	51,192	4,828,975
Carl R. Ice	0	0	19,968	2,081,464
John P. Lanigan, Jr.	41,600	2,200,222	82,048	7,306,793
Roger Nober	0	0	0	0

(1)	The values in this column were calculated by multiplying the number of shares underlying each stock option by the difference between (a) the exercise price of the option and (b)(i) with respect to options the exercise price for which was paid in cash or previously acquired shares of stock, the closing price of a share of the Company’s common stock on the date of exercise and (ii) with respect to options exercised through a broker-assisted cashless exercise, the price per share paid by the buyer in the broker’s sale. The values reported are before payment of any applicable withholding tax and broker commissions.

(2)	The values in this column were calculated by multiplying the number of shares acquired on vesting by the closing price of a share of the Company’s common stock on the vesting date. The values reported are before payment of any applicable withholding tax and broker commissions.

2008 PENSION BENEFITS

The table below sets forth certain information on the pension benefits, as of December 31, 2008, for the named executive officers.

		Number of Years	Present Value of Accumulated
Name	Plan Name	Credited Service (#)	Benefit ($)(5)(6)

Matthew K. Rose	Retirement Plan(1)	16	$190,220
	Supplemental Retirement Plan(2)(3)	16	$7,596,660
Total			$7,786,880
Thomas N. Hund	Retirement Plan(1)	26	$508,164
	Supplemental Retirement Plan(2)	26	$2,597,643
Total			$3,105,807
Carl R. Ice	Retirement Plan(1)	30	$463,730
	Supplemental Retirement Plan(2)	30	$2,802,700
Total			$3,266,430
John P. Lanigan, Jr.	Retirement Plan(1)	6	$77,371
	Supplemental Retirement Plan(2)(4)	6	$897,742
Total			$975,113
Roger Nober	Retirement Plan(1)	2	$16,609
	Supplemental Retirement Plan(2)	2	$39,531
Total			$56,140

(1)	An employee begins participating in the Retirement Plan after one year of service in a salaried position, with 60 months of service required in order to receive a benefit. All the named executive officers except Mr. Nober are vested in their benefits under the Retirement Plan. Normal retirement eligibility is at age 65. Early retirement eligibility is at age 55 with at least ten years of service. Benefits are reduced for early retirement, but an employee is eligible for unreduced benefits at age 62 if the employee would have earned at least 30 years of credited service by that age. The early retirement benefit reduction is 1/180th for each month between age 60 and the date unreduced benefits could be paid, and 1/360th for each month between ages 55 and 60. Benefit payments will commence at retirement. The form of benefit payment under the plan will be elected by each employee upon retirement. The forms of benefit payment include a basic life annuity, a life annuity with ten years of payment guaranteed and various survivor annuities. The plan provides an annual benefit accrual determined pursuant to the following formula: (a) the sum of (i) 0.3% of compensation (generally, salary plus Incentive Compensation Plan awards, determined on a monthly basis) up to the Social Security pay level, (ii) 0.8% of compensation greater than the Social Security pay level and less than the Railroad Retirement pay level and (iii) 1.4% of compensation greater than the Railroad Retirement pay level, multiplied by (b) years of credited service. The Social Security pay level is defined as the 35-year average of the Social Security taxable wage base, and the Railroad Retirement pay level is defined as the five-year average of the Railroad Retirement Tier II taxable wage base. Compensation taken into account and benefits payable under the Retirement Plan are subject to the limitations imposed on qualified plans under the Internal Revenue Code.

(2)	The Supplemental Retirement Plan provides benefits above the limits permitted by federal tax law for the Retirement Plan, so that the total of the benefits provided by the two retirement plans is equal to the benefits that would be provided by the Retirement Plan if no tax limits were applied and certain compensation not counted as compensation for purposes of the Retirement Plan were counted. Participants will vest in their benefits under the Supplemental Retirement Plan at the same time as they vest in their Retirement Plan benefits. All the named executive officers except Mr. Nober are vested in their benefits under the Supplemental Retirement Plan. Benefit payments will commence upon retirement. The following distribution forms are currently in place for the named executive officers: Messrs. Rose and Lanigan, lump-sum payments, and Messrs. Hund, Ice and Nober, monthly installment payments over five years.

(3)	The value shown for Mr. Rose in this row reflects both Mr. Rose’s regular Supplemental Retirement Plan benefit and his retirement benefit agreement benefit. The agreement provides an additional benefit based on the following benefit formula: the sum of (a) 2.2% of compensation (generally defined as in the Supplemental Retirement Plan) for each of the first 14 years of service, (b) 2.5% of compensation for each of the next three years of service, (c) 3.0% of compensation for each of the next three years of service and

(d) 3.5% of compensation for each of the next four years of service, subject to a maximum benefit of 61.3% of compensation, which will be achieved after 24 years of service. The benefit is offset by benefits payable under the Retirement Plan, the regular Supplemental Retirement Plan formula and Railroad Retirement benefits. The resulting incremental benefit will be paid entirely from the Supplemental Retirement Plan in the same form and at the same time as regular benefits are provided under that plan. The provisions of the Retirement Plan with respect to early retirement will apply to Mr. Rose’s benefits under the retirement benefit agreement, but for purposes of the early retirement reduction, Mr. Rose will be treated as if he would have completed 30 years of credited service on his 62nd birthday. Mr. Rose is vested in the additional benefits provided under his retirement benefit agreement, but he will forfeit them if his employment is terminated by the Company for cause.

(4)	The value shown for Mr. Lanigan in this row reflects both Mr. Lanigan’s regular Supplemental Retirement Plan benefit and an additional five years of credited service for purposes of computing his Retirement Plan benefit provided under his retirement benefit agreement. The resulting incremental benefit will be paid entirely from the Supplemental Retirement Plan. For purposes of the retirement benefit agreement, Mr. Lanigan will be eligible for early retirement at any time he has both attained age 55 and completed at least ten years of service. Mr. Lanigan is vested in the additional benefits provided under his retirement benefit agreement, but he will forfeit them if his employment is terminated by the Company for cause.

(5)	For the assumptions used in these calculations, see footnote 13 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, except that for these purposes retirement is assumed to occur at the earliest age at which each executive can retire with unreduced benefits, and employment is assumed to continue until retirement. For 2008, the calculations use a discount rate of 5.75%. For those executives who have elected lump-sum or installment payments under the Supplemental Retirement Plan, a segmented yield curve is used in these calculations to determine the value of such benefits at the assumed retirement age. For the first five years, the interest rate is 5.74%; for the next 15 years, the rate is 6.86%; and for the remaining years, the rate is 6.05%. The 5.75% discount rate is used to determine the current present value of the lump-sum or installment payments.

(6)	No pension benefits were paid to any of the named executive officers in the last fiscal year.

2008 NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information, as of December 31, 2008, on the nonqualified deferred compensation plans in which the named executive officers participate.

					Aggregate
		Executive	Registrant	Aggregate	Balance at
		Contributions	Contributions	Earnings in	Last Fiscal
		in Last Fiscal	in Last Fiscal	Last Fiscal	Year End
Name	Plan Name	Year(4)	Year(5)	Year(6)	(7)(8)

Matthew K. Rose	Supplemental Investment and Retirement Plan(1)(3)	$92,026	$60,699	$(705,843)	$2,443,104
	Senior Management Stock Deferral Plan(2)	—	—	—	$8,647,066
Total					$11,090,170
Thomas N. Hund	Supplemental Investment and Retirement Plan(1)	$61,319	$12,194	$(607,361)	$919,255
	Senior Management Stock Deferral Plan(2)	—	—	—	$1,071,069
Total					$1,990,324
Carl R. Ice	Supplemental Investment and Retirement Plan(1)	$31,397	$21,452	$48,328	$1,006,692
John P. Lanigan, Jr.	Supplemental Investment and Retirement Plan(1)	$51,715	$33,321	$(102,741)	$357,749
Roger Nober	Supplemental Investment and Retirement Plan(1)	$9,944	$7,097	$(3,891)	$21,345

(1)	The Supplemental Investment and Retirement Plan provides benefits that cannot be provided under the Investment and Retirement Plan, a qualified 401(k) plan, due to limits imposed by the Internal Revenue Code. Each year, participants may elect to defer up to 25% of base salary that is not eligible compensation under the Investment and Retirement Plan, up to 25% of any cash incentive payments that are not eligible compensation under the Investment and Retirement Plan, and any other amounts that could have been deferred into the Investment and Retirement Plan but for certain other limitations under the Internal Revenue Code. Each year, the Company makes a matching contribution to the Supplemental Investment and Retirement Plan of 50% of a participant’s compensation deferred up to 6% of the participant’s compensation. To the extent that additional Company matching contributions are made to the Investment and Retirement Plan by reason of the attainment of financial and other objectives of the Company, participants will be credited with an additional Company matching contribution. The amount of such additional matching contribution will be equal to the same percentage, not to exceed 30%, of the participant’s contributions to the Supplemental Investment and Retirement Plan up to 6% of compensation, as is credited pursuant to the Investment and Retirement Plan. The Company will make additional matching contributions for a year to the extent that Company contributions to a participant’s Investment and Retirement Plan accounts are limited due to the application of the Internal Revenue Code. Participants are fully vested in their contributions to the Supplemental Investment and Retirement Plan, and vest in Company matching contributions in accordance with the vesting schedule that applies to Company matching contributions to the Investment and Retirement Plan. All the named executive officers except Mr. Nober are fully vested in their Company matching contributions under the Supplemental Investment and Retirement Plan. As of December 31, 2008, Mr. Nober was vested in 40% of his Company matching contributions. Participants’ accounts in the Supplemental Investment and Retirement Plan may be invested in various investment vehicles, as elected by the participant. The investment options that may be chosen track commonly available investment vehicles, including mutual funds and bond funds. Transfers and allocation changes among investment vehicles may be made daily by participants. Upon a participant’s death or termination of employment, the participant’s entire account balance, to the extent vested, will be paid to the participant according to the participant’s distribution election. Messrs. Rose, Lanigan and Nober have elected to receive lump-sum payments following death or termination of employment and Messrs. Hund and Ice have elected to receive five annual installments following death or termination of employment.

(2)	The Senior Management Stock Deferral Plan allowed for the deferral of restricted stock awards and gains from stock options that were exercised with previously acquired shares of Company common stock. New deferrals under the plan have not been allowed since December 31, 2004. Of the named executive officers, only Messrs. Rose and Hund have accounts in the plan. For each restricted stock award or option award subject to deferral, a participant’s account under the plan was credited with a number of RSUs equal to the number of shares of stock that the participant would have received in the absence of the deferral. Mr. Rose holds 114,213 RSUs in the Senior Management Stock Deferral Plan. Mr. Hund holds 14,147 RSUs in the Senior Management Stock Deferral Plan. Deferred RSUs track the value of Company common stock. All amounts deferred under the plan have vested. While amounts are deferred, participants receive cash payments equal to the dividends that would be payable with respect to the number of shares of stock equal to the number of RSUs credited to their accounts. Participants will receive a distribution of shares of Company common stock equal to the number of vested RSUs credited to their deferral accounts in accordance with their distribution elections. Messrs. Rose and Hund have elected to receive lump-sum distributions of their accounts upon termination of employment.

(3)	The Supplemental Investment and Retirement Plan includes a special deferral sub-account for Mr. Rose that was transferred from the former Burlington Northern Inc. Nonqualified 401(k) Restoration Plan effective January 1, 1997, when that plan was terminated. The sub-account, which earns the Moody’s average corporate bond yield (6.617% on a compounded annualized basis for 2008), contains amounts equal to the Company matching contributions that would have been paid on Mr. Rose’s contributions to the Burlington Northern Inc. Thrift and Profit Sharing Plan I, a 401(k) plan, had there not been a limit to qualified plan contributions.

(4)	The following executive contributions to the Supplemental Investment and Retirement Plan reflected in the Executive Contributions in Last Fiscal Year column are also included in the 2008 rows corresponding to the Salary column of the Summary Compensation Table.

Name	Amount

Matthew K. Rose	$62,370
Thomas N. Hund	$28,103
Carl R. Ice	$30,807
John P. Lanigan, Jr.	$51,715
Roger Nober	$9,944

(5)	The following Company matching contributions to the Supplemental Investment and Retirement Plan reflected in the Registrant Contributions in Last Fiscal Year column are also included in the 2008 rows corresponding to the All Other Compensation column of the Summary Compensation Table.

Name	Amount

Matthew K. Rose	$31,185
Thomas N. Hund	$14,052
Carl R. Ice	$15,404
John P. Lanigan, Jr.	$12,690
Roger Nober	$4,972

(6)	The Aggregate Earnings in Last Fiscal Year column includes the amount of aggregate earnings accrued in the plans between December 31, 2007, and December 31, 2008. As described in Footnote 6 to the Summary Compensation Table, a portion of the earnings on Mr. Rose’s sub-account in the Supplemental Investment and Retirement Plan is deemed “preferential” or “above-market” under SEC rules, and this portion is therefore also reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(7)	For contributions to the plans invested in Company stock, the Aggregate Balance at Last Fiscal Year-End column reflects the value of the named executive officers’ deferred compensation based on the closing market price of the Company’s common stock on December 31, 2008.

(8)	This column includes the following executive and registrant contributions to the Supplemental Investment and Retirement Plan disclosed in the 2006 and 2007 Summary Compensation Tables:

Supplemental Investment and
Name	Retirement Plan

Matthew K. Rose	$693,063
Thomas N. Hund	$360,744
Carl R. Ice	$233,027
John P. Lanigan, Jr.	$174,273
Roger Nober	$8,250

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company’s policies and plans provide for certain payments and benefits upon termination of employment and/or a change in control of the Company. This section describes and quantifies potential payments that would have been made to each of the named executive officers in connection with a change in control of the Company and/or the termination of the named executive officer’s employment for the reasons identified below. For purposes of this section, the triggering events are assumed to have taken place on December 31, 2008. Unless otherwise specifically noted, the terms and conditions described below apply to each named executive officer on an identical basis.

Involuntary Termination Without Cause on December 31, 2008, Not in Connection with a Change in Control

If a named executive officer’s employment were terminated by the Company without cause on December 31, 2008, other than during the 24-month period following a change in control or within the 60-day period prior to a change in control, then he would have been entitled to the following payments and benefits pursuant to the Company’s severance plan:

•	a lump-sum cash payment in an amount equal to the greater of (i) one week’s base salary times years of service, plus one week’s base salary per $6,000 of annual base salary, plus one week’s base salary for each year over 40 years of age and (ii) two weeks’ base salary times years of service, subject to a minimum payment of eight weeks’ base salary and a maximum payment of two years’ base salary;

•	continuation of Company-paid medical and dental benefits for six months;

•	eligibility for retiree medical benefits and retiree life insurance coverage under the applicable Company plans, subject to certain conditions set forth in the severance plan; and

•	reimbursement for outplacement services.

Release.  Pursuant to the severance plan, an employee must execute a release of claims in favor of the Company in order for the employee to receive the benefits listed above. If an employee does not execute a release, he or she will only be eligible for two weeks’ base salary as severance.

A named executive officer would also have been entitled to the following additional benefits upon a termination by the Company without cause on December 31, 2008, other than during the 24-month period following a change in control or within the 60-day period prior to a change in control:

•	immediate time-based vesting of a prorated portion of all unvested stock options, restricted stock and time-based and performance-based RSUs, based on the portion of the vesting period completed at the time of termination;

•	performance-based RSUs would have remained subject to performance conditions throughout the performance period, but the right to receive performance stock would have been forfeited; and

•	extension of the exercise period for vested stock options to the lesser of five years following termination and the expiration date of the option.

Termination Due to Death on December 31, 2008

If a named executive officer’s employment were terminated due to death on December 31, 2008, then his estate or beneficiary would have been entitled to the following payments and benefits:

•	immediate vesting of all unvested stock options, restricted stock and time-based and performance-based RSUs, assuming target performance for performance-based RSUs (the right to receive performance stock would have been forfeited);

•	extension of the exercise period for vested stock options to the lesser of five years following termination and the expiration date of the option; and

•	in the case of Mr. Nober, immediate vesting of his unvested benefits in the Supplemental Investment and Retirement Plan.

Change in Control Without a Qualifying Termination on December 31, 2008

If a change in control of the Company occurred on December, 31, 2008, then each named executive officer would have been entitled to the following payments and benefits:

•	immediate vesting of all unvested stock options, restricted stock and time-based and performance-based RSUs granted on or prior to September 21, 2006, assuming target performance for performance-based RSUs (performance stock would have remained outstanding and would have still been able to be earned based on performance criteria);

•	pursuant to Mr. Rose’s retirement benefit agreement, if Mr. Rose’s employment with the Company terminates for any reason prior to his attainment of age 55 and within the 24 months following a change in control (or the 12 months following the consummation of a change in control), then, for purposes of computing Mr. Rose’s supplemental retirement benefits, he will receive additional service credit equal to the lesser of 36 months or the number of months remaining until his 55th birthday; and

•	in the case of Mr. Nober, immediate vesting of his unvested benefits in the Supplemental Retirement Plan and the Supplemental Investment and Retirement Plan.

Benefits Protection Trust. The Company has established the Amended and Restated Benefits Protection Trust to provide certain protections for employees in the event of a change in control. In the event of a change in control, the Company is required to deposit in the trust an amount equal to the value of participants’ accrued benefits under the Supplemental Retirement Plan, the Supplemental Investment and Retirement Plan, Mr. Rose’s

retirement benefit agreement, the Incentive Compensation Plan, as well as certain plans for non-employee Directors and certain plans for employees other than the named executive officers. Following the change in control, the Company will be obligated to deposit in the trust an amount equal to the additional value of the accrued benefits of participants in the plans (other than the Incentive Compensation Plan).

Involuntary Termination Without Cause or Voluntary Termination for Good Reason on December 31, 2008, in Connection with a Change in Control

The Company has entered into individual change-in-control agreements with each named executive officer that provide for certain payments and benefits upon a termination of employment by the Company without cause or by the executive for good reason within the 24 months following a change in control (or within the 12 months following the consummation of a change in control) or during the 60 days prior to a change in control.

Upon a qualifying termination on December 31, 2008, under the change-in-control agreements, each named executive officer would have been entitled to, in lieu of any benefits under the severance plan:

•	a lump-sum cash payment equal to two times the sum of his then-current annual base salary (or, if higher, his highest consecutive 12 months’ salary over the prior 24-month period, or his annual salary in effect immediately prior to the change in control) and his 2008 target annual incentive opportunity under the Incentive Compensation Plan;

•	a lump-sum cash payment equal to an additional 0.5 times the sum described in the previous bullet, in consideration for the executive’s compliance with the post-employment covenants described below;

•	continuation of Company-paid medical, dental and other insurance benefits for up to 24 months;

•	immediate vesting of all unvested stock options, restricted stock and time-based and performance-based RSUs granted after September 21, 2006 and prior to the change in control, assuming target performance for performance-based RSUs (the right to receive performance stock is forfeited);

•	extension of the exercise period for vested stock options to the lesser of five years following termination and the expiration date of the option;

•	eligibility for retiree medical benefits and retiree life insurance coverage under the applicable Company plans if the executive would have been eligible for such benefits pursuant to the Company’s severance plan if he had not been covered by the change-in-control agreement;

•	reimbursement for outplacement services and legal fees and expenses relating to any claims under the agreement that result from termination of employment; and

•	payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code (except that total payments will be reduced by up to 10% (5% in the first three years of employment) if such a reduction would result in no excise tax, and therefore no gross-up, being payable).

Release. Pursuant to the change-in-control agreements, an executive will not be entitled to the benefits listed above unless he executes a release of claims in favor of the Company.

Post-Employment Covenants. If the Company terminates an executive’s employment without cause, or an executive terminates his employment for good reason, under his change-in-control agreement, then, for the 12-month period following his termination, he will be subject to non-competition and non-solicitation covenants that prevent him from competing with the Company and soliciting or hiring any employee of the Company without the Company’s consent. If the executive breaches these covenants, all severance payments will cease and the Company may, in its discretion, require the executive to repay any severance payments already received.

Defined Terms

“Cause,” for purposes of the change-in-control agreements, stock incentive plans and severance plan, means, in general: (i) the willful and continued failure of the executive to perform his duties with the Company or (ii) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the Company.

“Change in control,” for purposes of the Company’s plans and agreements, means, in general: (i) any person becomes the beneficial owner of securities representing 25% or more of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of the period constitute the Board, and any new Directors approved by at least two-thirds of existing Directors, cease to constitute at least a majority of the Board; (iii) the Company’s shareholders approve a merger or consolidation of the Company with another company following which the Company’s shareholders hold less than 80% of the combined voting power of the surviving entity; or (iv) the Company’s shareholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all its assets.

“Good reason,” for purposes of the change-in-control agreements, means: (i) the assignment to the executive of duties with a level of responsibility materially inconsistent with the position that the executive held immediately prior to the change in control, or a significant adverse alteration in the status of the executive’s responsibilities from those in effect immediately prior to the change in control; (ii) a material reduction in the executive’s base salary, excluding across-the-board salary reductions similarly affecting all management employees; (iii) a change in the executive’s work location of more than 50 miles; (iv) the failure of the Company to pay the executive any material portion of his compensation within seven days after the date such compensation is due; (v) the failure of the Company to continue any material compensation or benefit plan or the failure by the Company to continue the executive’s participation in any such plan on a basis not materially less favorable than the basis of his participation at the time of the change in control; (vi) the failure of the Company to obtain an agreement from any successor company to assume and agree to comply with the change-in-control agreement; or (vii) any purported termination of the executive’s employment by the Company that is not effected in material compliance with the notice provisions of the change-in-control agreement. Good reason will only exist if the Company has not corrected the applicable circumstances after being given notice of them by the executive.

Quantification of Potential Payments upon Termination or Change in Control(1)

The following tables quantify the potential payments described above:

Matthew K. Rose

				Involuntary
	Involuntary			Termination
	Termination			Without Cause or
	Without Cause			Voluntary
	Not in			Termination for
	Connection			Good Reason in
	with a Change		Change in	Connection with a
Type of Payment	in Control	Death	Control Only	Change in Control(6)

Cash Compensation
Cash Severance	$2,376,000	$0	$0	$5,152,000
Cash Non-compete Payment	$0	$0	$0	$1,288,000
Accelerated Equity Awards(2)
Stock Options	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$0
RSUs — Time-Based	$1,988,675	$2,237,231	$2,237,231	$0
RSUs — Performance-Based(3)	$5,122,917	$10,018,704	$2,237,231	$7,781,473
Health and Welfare Benefits
Continuation of Health and Welfare Benefits(4)	$9,594	$0	$0	$53,211
Extension of Eligibility for Retiree Welfare Benefits(4)	$0	$0	$0	$0
Perquisites and Tax Payments
Outplacement Services	$20,000	$0	$0	$20,000
280G Tax Gross-Up(5)	$0	$0	$0	$0
Retirement Benefits
Supplemental Retirement Plan Benefits(7)	$0	$0	$2,966,028	$0
Supplemental Investment and Retirement Plan Benefits	$0	$0	$0	$0
Total	$9,517,186	$12,255,935	$7,440,490	$14,294,684

Thomas N. Hund

				Involuntary
	Involuntary			Termination
	Termination			Without Cause or
	Without Cause			Voluntary
	Not in			Termination for
	Connection			Good Reason in
	with a Change		Change in	Connection with a
Type of Payment	in Control	Death	Control Only	Change in Control(6)

Cash Compensation
Cash Severance	$1,070,600	$0	$0	$1,890,600
Cash Non-compete Payment	$0	$0	$0	$472,650
Accelerated Equity Awards (2)
Stock Options	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$0
RSUs — Time-Based	$403,761	$454,260	$454,260	$0
RSUs — Performance-Based(3)	$1,112,786	$2,244,802	$454,260	$1,790,542
Health and Welfare Benefits
Continuation of Health and Welfare Benefits(4)	$9,594	$0	$0	$53,211
Extension of Eligibility for Retiree Welfare Benefits(4)	$178,067	$0	$0	$166,379
Perquisites and Tax Payments
Outplacement Services	$20,000	$0	$0	$20,000
280G Tax Gross-Up(5)	$0	$0	$0	$0
Retirement Benefits
Supplemental Retirement Plan Benefits	$0	$0	$0	$0
Supplemental Investment and Retirement Plan Benefits	$0	$0	$0	$0
Total	$2,794,808	$2,699,062	$908,520	$4,393,382

Carl R. Ice

				Involuntary
	Involuntary			Termination
	Termination			Without Cause or
	Without Cause			Voluntary
	Not in			Termination for
	Connection			Good Reason in
	with a Change		Change in	Connection with a
Type of Payment	in Control	Death	Control Only	Change in Control(6)

Cash Compensation
Cash Severance	$1,173,600	$0	$0	$2,077,600
Cash Non-compete Payment	$0	$0	$0	$519,400
Accelerated Equity Awards(2)
Stock Options	$0	$0	$0	$0
Restricted Stock	$1,130,577	$1,211,360	$1,211,360	$0
RSUs — Time-Based	$454,260	$511,043	$511,043	$0
RSUs — Performance-Based(3)	$1,280,483	$2,594,582	$511,043	$2,083,539
Health and Welfare Benefits
Continuation of Health and Welfare Benefits(4)	$9,594	$0	$0	$53,211
Extension of Eligibility for Retiree Welfare Benefits(4)	$174,664	$0	$0	$174,664
Perquisites and Tax Payments
Outplacement Services	$20,000	$0	$0	$20,000
280G Tax Gross-Up(5)	$0	$0	$0	$0
Retirement Benefits
Supplemental Retirement Plan Benefits	$0	$0	$0	$0
Supplemental Investment and Retirement Plan Benefits	$0	$0	$0	$0
Total	$4,243,178	$4,316,985	$2,233,446	$4,928,414

John P. Lanigan, Jr.

				Involuntary
	Involuntary			Termination
	Termination			Without Cause or
	Without Cause			Voluntary
	Not in			Termination for
	Connection			Good Reason in
	with a Change in		Change in	Connection with a
Type of Payment	Control	Death	Control Only	Change in Control(6)

Cash Compensation
Cash Severance	$1,128,000	$0	$0	$2,000,000
Cash Non-compete Payment	$0	$0	$0	$500,000
Accelerated Equity Awards (2)
Stock Options	$0	$0	$0	$0
Restricted Stock	$461,982	$489,162	$489,162	$0
RSUs — Time-Based	$454,260	$511,043	$511,043	$0
RSUs — Performance-Based(3)	$1,236,193	$2,479,503	$511,043	$1,968,460
Health and Welfare Benefits
Continuation of Health and Welfare Benefits(4)	$9,594	$0	$0	$53,211
Extension of Eligibility for Retiree Welfare Benefits(4)	$1,997	$0	$0	$1,997
Perquisites and Tax Payments
Outplacement Services	$20,000	$0	$0	$20,000
280G Tax Gross-Up(5)	$0	$0	$0	$0
Retirement Benefits
Supplemental Retirement Plan Benefits	$0	$0	$0	$0
Supplemental Investment and Retirement Plan Benefits	$0	$0	$0	$0
Total	$3,312,026	$3,479,708	$1,511,248	$4,543,668

Roger Nober

				Involuntary
	Involuntary			Termination
	Termination			Without Cause or
	Without Cause			Voluntary
	Not in			Termination for
	Connection			Good Reason in
	with a Change		Change in	Connection with a
Type of Payment	in Control	Death	Control Only	Change in Control(6)

Cash Compensation
Cash Severance	$637,369	$0	$0	$1,405,000
Cash Non-compete Payment	$0	$0	$0	$351,250
Accelerated Equity Awards(2)
Stock Options	$0	$0	$0	$0
Restricted Stock	$0	$0	$0	$0
RSUs — Time-Based	$187,534	$741,958	$0	$741,958
RSUs — Performance-Based(3)	$475,080	$1,206,060	$0	$1,206,060
Health and Welfare Benefits
Continuation of Health and Welfare Benefits(4)	$9,594	$0	$0	$51,631
Extension of Eligibility for Retiree Welfare Benefits(4)	$0	$0	$0	$0
Perquisites and Tax Payments
Outplacement Services	$20,000	$0	$0	$20.000
280G Tax Gross-Up(5)	$0	$0	$0	$1,168,319
Retirement Benefits
Supplemental Retirement Plan Benefits(8)	$0	$0	$126,137	$0
Supplemental Investment and Retirement Plan Benefits(8)	$0	$3,268	$3,268	$0
Total	$1,329,577	$1,951,286	$129,405	$4,944,218

(1)	These tables do not address the following types of payments:

•	prorated Incentive Compensation Plan payments (payable based on target upon a qualifying termination under the change-in-control agreements and based on actual performance upon retirement, death or a termination without cause outside the change in control context), since the regular 2008 Incentive Compensation Plan payments would have been earned by the named executive officers if they remained employed through December 31, 2008 (such amounts are disclosed in the 2008 rows corresponding to the Non-Equity Incentive Plan Award column of the Summary Compensation Table);

•	payments with respect to vested equity awards, all of which are shown in the 2008 Outstanding Equity Awards at Fiscal Year-End Table;

•	accrued pension and deferred compensation benefits shown in the 2008 Pension Benefits table and the 2008 Nonqualified Deferred Compensation table (including RSUs in the Senior Management Stock Deferral Plan that are payable upon a termination of employment or change in control, but other than any pension and deferred compensation benefits that are provided under nonqualified plans and that are accelerated or enhanced in connection with a termination of employment or a change in control, which are described above);

•	post-retirement health and welfare benefits that the Company offers generally to salaried employees who have met age and service requirements (other than the extension of eligibility in certain cases as described above);

•	payments upon voluntary termination of employment or termination of employment for cause, since all equity awards (other than RSUs in the Senior Management Stock Deferral Plan) would be forfeited upon such terminations, and no additional unvested amounts would be payable upon such events; and

•	payments upon retirement (equity awards would generally time-vest on a pro rata basis), since none of the named executive officers were eligible to retire on December 31, 2008.

(2)	For purposes of these calculations, the price of a share of the Company’s common stock on the date of each triggering event was assumed to be $75.71, the closing price of the Company’s common stock on December 31, 2008.

(3)	For terminations of employment following which performance-based RSUs would remain subject to performance conditions throughout the performance period, target performance is assumed.

(4)	The amounts shown in these rows represent an estimate of the present value of the cost to the Company of providing the benefits, considering the applicable COBRA premiums for medical and dental benefits and premiums for life insurance and long-term disability benefits.

(5)	The Company determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payments” that would arise in connection with a change in control. The excess parachute payments were determined in accordance with the provisions of Section 280G of the Internal Revenue Code. The Company utilized the following key assumptions to determine the named executive officers’ tax gross-up payments:

•	a statutory federal income tax rate of 35% and a Medicare tax rate of 1.45%;

•	each named executive officer’s Section 280G “base amount” was determined based on average W-2 compensation for the period from 2003-2007 (or the period of the executive’s employment with the Company, if shorter); and

•	the interest rate assumption was 120% of the applicable federal rate as of December 2008.

(6)	The amounts in this column assume that the change in control occurred on December 31, 2008, and that the termination of employment occurred immediately thereafter, and therefore do not include amounts that vest on a change in control alone, which are shown in the previous column.

(7)	The amount listed under the Change in Control Only column represents the additional lump-sum payment that Mr. Rose would have become entitled to under the Supplemental Retirement Plan if a change in control occurred on December 31, 2008, and his employment terminated for any reason immediately thereafter. The amount is listed in the Change in Control Only column because Mr. Rose would have vested in the amount upon a change in control on December 31, 2008, but he would not have been entitled to receive the amount unless his employment terminated for any reason within the 24 months following the change in control (or the 12 months following the consummation of the change in control), and the amount would not have been payable until his actual retirement (for which he will not be eligible until he reaches age 55).

(8)	The amounts listed under the Change in Control Only column represent the amounts in which Mr. Nober would have vested under the Supplemental Retirement Plan and Supplemental Investment and Retirement Plan upon a change in control on December 31, 2008. The Supplemental Retirement Plan amount would not have been payable until his actual retirement (for which he will not be eligible until he reaches age 65).

COMMUNICATIONS AND OTHER MATTERS

Communications with the Board

Communications by shareholders or by other parties may be sent to the Board by U.S. mail or overnight delivery in care of our Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830. Communications may be addressed to the Board, non-management Directors or one or more Board members. Communications addressed to other individuals will be forwarded by our Secretary to the addressee. Communications not specifically addressed to the Board, non-management Directors or an individual will be reviewed by our Secretary and then sent to the appropriate Board committee based upon the issues addressed and the committee that has responsibility for such issues. Acknowledgements of receipt will be sent to persons submitting communications. Communications may be made anonymously. The Board has approved this process.

Procedures for Recommending Director Candidates

The Directors and Corporate Governance Committee will consider a candidate for Director recommended by a shareholder. Any such recommendation should follow advance notice requirements, as described below under “Shareholder Nomination of Directors.” The recommendation should also provide the reasons supporting a recommendation, the individual’s qualifications, the individual’s consent to being considered as a nominee, and a way to contact the individual to verify his or her interest and to gather further information, if necessary. In addition, the shareholder should submit information demonstrating the number of shares he or she owns. Shareholders may send recommendations for Director candidates for the 2010 annual meeting of shareholders via U.S. mail or overnight delivery to the Directors and Corporate Governance Committee in care of our Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830.

Advance Notice Requirements

Shareholder Proposals for Annual Meeting in 2010. Proposals by shareholders to be considered for inclusion in the proxy materials for the annual meeting in 2010 must be received by our Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830 (or (817) 352-7111 by facsimile), no later than November 17, 2009. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8, including the minimum stock ownership requirements and all other applicable provisions, under the Securities Exchange Act of 1934.

Other Shareholder Business at Annual Meeting in 2010. To introduce other business at the annual meeting in 2010 not submitted pursuant to Rule 14a-8, shareholders must send advance notice in writing to our Secretary at the address shown above. To be timely, notice must be received no later than December 24, 2009, and no earlier than November 24, 2009. The shareholder shall submit information establishing the number of shares owned by the shareholder and any beneficial owner represented by the shareholder. The advance notice must also meet the other requirements of Article II, Section 10 of the Company’s By-Laws. You may obtain a copy of our By-Laws by contacting our Secretary at the address shown above or by accessing the By-Laws at www.bnsf.com under the “Investors” link.

Shareholder Nomination of Directors. Shareholders intending to nominate a candidate for election as Director at the annual meeting in 2010 must give advance notice in writing to our Secretary at the address shown above. To be timely, notice must be received no later than December 24, 2009, and no earlier than November 24, 2009. The advance notice must also meet the other requirements of Article II, Section 10 and Article XII, Section 3 of the Company’s By-Laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers, as defined for purposes of Section 16(a) (Section 16 Officers), and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a) of the Exchange Act.

Based solely on our review of the copies of reports of ownership made available to us or written representations from these persons that no other reports are required, to our knowledge, our Directors, Section 16 Officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2008, except as follows: (i) a Form 4 by one of the Company’s greater than 10% shareholders, Berkshire Hathaway Inc., Warren E. Buffett, OBH, Inc. and National Indemnity Company (collectively, the “Berkshire Group”), for one transaction by the Berkshire Group on January 7, 2008, was filed on January 10, 2008, one day later than required; and (ii) one Form 4 for each of the Company’s 2008 Section 16 Officers was filed to report the vesting of performance-based restricted stock units and performance stock within two days after the service condition relating to such units and stock was met and the shares were released to each such individual rather than within two days after it was determined that the performance criteria relating to such units and stock were met.

Stockholders Sharing the Same Address and Last Name

Stockholders who have the same address and last name will receive only one copy of the Company’s Annual Report and proxy statement from a single bank, broker or investment plan unless the Company has received contrary instructions from the affected stockholder. The Company will promptly deliver a separate copy of the Company’s Annual Report and proxy statement to stockholders at a shared address to which a single copy was delivered upon written or oral request to our Secretary at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830 or (817) 352-1460. Stockholders who (i) are receiving one copy of the Company’s Annual Report and proxy statement and wish to receive a separate copy in the future or (ii) are receiving multiple copies of the Company’s Annual Report and proxy statement and wish to receive a single copy in the future may submit a request to our Secretary at the address or phone number above.

Other Business

If any matters other than those set forth above are properly brought before the meeting, including any shareholder proposal omitted from the proxy materials pursuant to SEC rules that is otherwise in order, it is intended that the persons acting under the proxy will vote the proxies given to the Company in accordance with their best judgment. We are not aware of any other matters that may properly be brought before the meeting.

Your Vote Is Important

If you are going to vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. However, you do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you are going to vote your proxy by telephone or via the Internet, simply follow the instructions on the enclosed proxy card. Thank you for your cooperation and your prompt response.

By order of the Board of Directors.

Roger Nober
Executive Vice President Law and Secretary

March 16, 2009

APPENDIX A

PEER GROUP USED FOR SETTING 2008 NAMED EXECUTIVE OFFICER COMPENSATION

ARAMARK	FPL Group	Pacific Gas & Electric
Accenture	FirstEnergy	Public Service Enterprise
Alcatel-Lucent	Fluor	Group
Amazon.com	Freeport-McMoRan Copper	Pulte Homes
American Electric Power	& Gold	Qwest Communications
American Standard	Gap	Reed Elsevier
Amgen	General Mills	Reliant Energy, Inc
Anheuser-Busch	Health Net	Sara Lee
Apple Computer	Illinois Tool Works Inc	Schering-Plough
Arrow Electronics, Inc	Ingersoll-Rand	Schlumberger
Baxter International	J.C. Penney Company	Sempra Energy
Bristol-Myers Squibb	Kellogg	Solectron Corporation
CHS	Kimberly-Clark	Southern Company
Colgate-Palmolive	Kinder Morgan	Services
ConAgra Foods	Kohl’s	Staples
Consolidated Edison	L-3 Communications	Sun Microsystems
Constellation Energy	Lear	TXU
Cummins, Inc	Lenovo	Tesoro
Delta Air Lines, Inc	Marriott International	Texas Instruments
DIRECTV	Masco	Textron
Dominion Resources	Medtronic	Time Warner Cable
Duke Energy	Murphy Oil	TRW Automotive
EMC	NIKE	UAL Corporation
EPCO	Nortel Networks	Union Pacific Corporation
Eastman Kodak	Northwest Airlines	United Airlines
Eaton	ONEOK	United States Steel
Edison International	Occidental Petroleum	Viacom
Eli Lilly	Oracle	Visteon
Entergy	PACCAR Inc	Whirlpool
Exelon	PPG Industries	Williams Companies
Express Scripts		Xerox

PEER GROUP USED FOR SETTING 2009 NAMED EXECUTIVE OFFICER COMPENSATION

Air Products and Chemicals, Inc.	FPL Group, Inc.
Alcoa, Inc.	Norfolk Southern Corporation
CSX Corporation	PACCAR Inc.
Deere & Company	Praxair, Inc.
E.I. du Pont de Nemours and Company	Public Service Enterprise Group Incorporated
Entergy Corporation	Raytheon Company
Exelon Corporation	Southern Company
FedEx Corporation	Union Pacific Corporation
FirstEnergy Corp.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date BURLINGTON NORTHERN SANTA FE CORPORATION or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic 2650 LOU MENK DRIVE voting instruction form. FORT WORTH, TX 76131-2830 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BNSFC1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BURLINGTON NORTHERN SANTA FE CORPORATION The Board of Directors recommends a vote “FOR” all nominees for Director listed below; “FOR” Proposal 2; and “AGAINST” Proposals 3, 4 and 5. Vote on Directors 1. Election Of Directors Nominees For Director: For Against Abstain 1a. A.L. Boeckmann 0 0 0 For Against Abstain 1b. D.G. Cook 0 0 0 1i. R.H. West 0 0 0 1c. V.S. Martinez 0 0 0 1j. J.S. Whisler 0 0 0 1d. M.F. Racicot 0 0 0 1k. E.E. Whitacre, Jr. 0 0 0 1e. R.S. Roberts 0 0 0 Vote on Company Proposal 2. Ratification of the appointment of 1f. M.K. Rose 0 0 0 0 0 0 PricewaterhouseCoopers LLP as the Company’s independent auditor for 2009 (advisory vote). 1g. M.J. Shapiro 0 0 0 1h. J.C. Watts, Jr. 0 0 0 Vote on Shareholder Proposals For address changes and/or comments, please check this box and 0 3. Proposal regarding say on executive pay. 0 0 0 write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 4. Proposal regarding special shareowner meetings. 0 0 0 Yes No 5. Proposal regarding report on political 0 0 0 contributions. Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This Proxy votes all shares held in all capacities. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE 2009 ANNUAL MEETING, PLEASE MARK THE BOX ON THE REVERSE SIDE OF THIS PROXY CARD OR AS PROMPTED WHEN VOTING BY TELEPHONE OR VIA THE INTERNET, AND BRING THIS ADMISSION CARD, ALONG WITH YOUR PHOTO IDENTIFICATION, WITH YOU FOR ADMITTANCE TO THE ANNUAL MEETING. IF YOU HAVE QUESTIONS REGARDING ADMISSION TO THE ANNUAL MEETING OR IF YOU NEED DIRECTIONS TO THE FORT WORTH CLUB, PLEASE CALL (800) 795-2673. ADMISSION CARD Burlington Northern Santa Fe Corporation Annual Meeting of Shareholders April 23, 2009, 8:00 a.m. The Fort Worth Club Horizon Room 306 W. 7th Street Fort Worth, Texas 76102-2830 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report for the fiscal year ended December 31, 2008 are both available at www.bnsf.com under the “Investors” link. BNSFC2 Burlington Northern Santa Fe Corporation 2650 Lou Menk Drive Fort Worth, Texas 76131-2830 This Proxy is solicited on behalf of the Board of Directors. The undersigned, revoking any proxy previously given, hereby appoints Roger Nober and Linda J. Hurt, and each of them, proxies for the undersigned, with full power of substitution, to vote as specified on the reverse side, all Common Stock held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the annual meeting of shareholders of the Company to be held at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas, on Thursday, April 23, 2009 at 8:00 a.m. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting. You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations; however, the proxies appointed above cannot vote the shares unless you sign, date and return this proxy card, or vote by telephone or via the Internet as explained on the reverse side. Alternatively, you may vote when you attend the annual meeting in person. If you are a participant in any of the following employee benefit plans of the Company, this proxy card (or your vote by telephone or via the Internet) also constitutes voting instructions for any shares allocated to your account in the Burlington Northern Santa Fe Investment and Retirement Plan, the BNSF Railway Company 401(k) Plan for TCU Employees, and the BNSF Railway Company Non-Salaried Employees 401(k) Retirement Plan. The trustees of these employee benefit plans will vote allocated shares for which they have not received instructions by April 20, 2009, in the same proportion as the shares to which they have received instructions are voted. This Proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies as to any other business that may properly come before the meeting. If no directions are made, this proxy will be voted “FOR” the nominees for Director listed on the proxy card; “FOR” Proposal 2; and “AGAINST” Proposals 3, 4 and 5. PLEASE NOTE: IF YOU PLAN TO ATTEND THE 2009 ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE REVERSE SIDE OF THE PROXY CARD. It is important that the shares are represented at the meeting, whether or not you attend the meeting in person. To make sure the shares are represented, we urge you to complete and mail this proxy card in the enclosed postage-paid envelope, or to vote using the telephone or Internet voting instructions on the reverse side. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IMPORTANT—PLEASE SIGN AND DATE ON REVERSE SIDE